                                            Registration Statement No. 333-
================================================================================
  As filed with the Securities and Exchange Commission on September 22, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         -----------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         -----------------------------

                   AMERICAN GENERAL HOSPITALITY CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

           Maryland                                         75-2648842
(State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                       Identification Number)

                           5605 MacArthur Boulevard
                                  Suite 1200
                             Irving, Texas  75038
                                (972) 550-6800

              (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                Steven D. Jorns
                           Chairman, Chief Executive
                             Officer and President
                           5605 MacArthur Boulevard
                                  Suite 1200
                             Irving, Texas  75038
                                (972) 550-6800

           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                  -----------------------------------------
                                   copy to:

                              Peter M. Fass, Esq.
                          Steven L. Lichtenfeld, Esq.
                            Leslie H. Loffman, Esq.
                               Battle Fowler LLP
                              75 East 55th Street
                           New York, New York  10022
                                (212) 856-7000

     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

--------------------------------------------------------------------------------------------------------------
          Title of each class               Amount     Proposed Maximum   Proposed Maximum
          of securities to be               to be       Offering Price   Aggregate Offering     Amount of
             Registered                   Registered    Per OP Unit (1)      Price (1)       Registration Fee
             ----------                   ----------    ---------------      ---------       ----------------
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share    2,172,370         27.125          $58,925,536         $17,856.22
--------------------------------------------------------------------------------------------------------------

(1) This estimate is based on the average of the high ($27.25) and low ($27) sales prices on the New Stock Exchange, Inc. of the Common Stock of American General Hospitality Corporation on September 15, 1997, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for purposes of determining the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                PRELIMINARY PROSPECTUS DATED SEPTEMBER 22, 1997

                             SUBJECT TO COMPLETION

                               2,172,370 Shares

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                                 COMMON  STOCK

          American General Hospitality Corporation (collectively with its subsidiaries, the "Company") is a self-administered real estate investment trust (a "REIT"), organized as a corporation under the laws of Maryland, which owns hotels, diversified by franchisor or brand affiliation, in several states (the "Hotels"). The Company's Common Stock, $0.01 par value per share, (the "Common Stock") is listed on the New York Stock Exchange under the symbol "AGT."

          This prospectus (the "Prospectus") relates to (i) the possible issuance from time to time by the Company of up to 1,896,996 shares of Common Stock (the "Exchanged Shares"), if and to the extent that holders ("Unitholders") of up to 1,896,996 OP Units of limited partnership interest ("OP Units") in American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") receive such shares in exchange for OP Units; and (ii) the registration of 275,374 shares of Common Stock (the "Restricted Stock") being registered for the account of certain stockholders (the "Restricted Stockholders," and, together with the Unitholders, the "Registering Stockholders"). The OP Units and the 137,008 shares of Restricted Stock which were issued, in connection with the initial public offering of the Company on August 31, 1996, in exchange for the acquisition by the Company of equity interests in certain of the 13 initial hotels (the "Initial Hotels"). 25,397 shares of the Restricted Stock were issued in connection with the acquisition by the Company of the Wyndham(R) Royal Safari Lake Buena Vista in Lake Buena Vista, Florida and 112,969 shares of the Restricted Stock were issued pursuant to an alliance agreement between the Company and Windham Hotel Corporation. See "Registering Stockholders."

          Pursuant to the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") and an Exchange Rights Agreement among the Company, the Operating Partnership and the Unitholders, a Unitholder may tender its OP Units to the Operating Partnership for cash; provided, however, that the Company may acquire any OP Units so tendered for an equivalent number of shares of Common Stock. As a result, the Company may from time to time issue up to 1,896,996 Exchanged Shares upon the acquisition of OP Units tendered to the Company for exchange. Accordingly, the Company is registering the Exchanged Shares to provide Unitholders with freely tradeable securities upon exchange. See "Redemption of Units."

          To ensure that the Company maintains its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the Company's Charter limits the number of shares of Common Stock that may be owned by any single person or affiliated group to 9.8% of the number of outstanding shares of Common Stock and restricts the transferability of shares of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT. See "Risk Factors --Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws and "Description of Capital Stock -- Restrictions on Transfer."

          Each of the Registering Stockholders, directly or through agents or dealers, may, from time to time, sell all or a portion of the Restricted Stock or Exchanged Shares on terms to be determined at the time of sale. To the extent required, the specific terms of a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Registering Stockholder reserves the right to accept and, together with its agents or dealers, to reject, in whole or in part, any proposed purchase of Restricted Stock or Exchanged Shares.

          The Company will not receive any proceeds from the issuance of any Exchanged Shares offered hereby. The Company will acquire additional OP Units in the Operating Partnership in exchange for any Exchanged Shares that the Company may issue to a Unitholder pursuant to this Prospectus. The Company currently holds an approximate 87.22% interest in the Operating Partnership. The Company will not receive any proceeds from the sale of shares of Restricted Stock. The Company has agreed to bear certain expenses of registration of the Exchanged Shares and the Restricted Stock under federal and state securities laws.

          See "Risk Factors" beginning on page 6 for certain factors relevant to an investment in the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is September 22, 1997.

                             AVAILABLE INFORMATION


The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act;

2. The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997 and June 30, 1997, filed with the Commission pursuant to the Exchange Act;

3. The Company's Current Reports on Form 8-K, as amended, dated March 17, 1997, and June 25, 1997, and filed with the Commission pursuant to the Exchange Act and the Company's Current Reports on Form 8-K/A dated January 3, 1997, and August 4, 1997, filed with the Commission pursuant to the Exchange Act; and

4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on July 6, 1996 pursuant to the Exchange Act, including all amendments and reports updating such description.

All other documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Kenneth E. Barr, Secretary, American General Hospitality Corporation, 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038. Telephone requests may be directed to (972) 550-6800.

            CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                              PROSPECTUS SUMMARY


The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless the context requires otherwise, the term "Company," as used herein, includes American General Hospitality Corporation and its two wholly owned subsidiaries, AGH GP, Inc. ("AGH GP") and AGH LP, Inc. ("AGH LP"), and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes subsidiaries of the Operating Partnership.

The Company

American General Hospitality Corporation was incorporated and formed on April 12, 1996, as a Maryland corporation, for the purpose of continuing and expanding the hotel acquisition, development and repositioning operations of American General Hospitality, Inc., and certain of its affiliates ("AGHI"). The Company is a self-administered real estate investment trust (a "REIT"). On July 31, 1996, the Company completed an initial public offering (the "IPO") of 7,500,000 shares of its Common Stock (the "Common Stock") (an additional 575,000 shares were issued pursuant to the underwriters' overallotment option in August 1997), acquired equity interests in 13 hotels (the "Initial Hotels") and commenced operations. The Company contributed all of the net proceeds of the IPO to American General Hospitality Operating Partnership, L.P. (the "Operating Partnership") in which the Company acquired limited partnership interests of the Operating Partnership ("OP Units"); the remaining OP Units were issued to the sellers of the Initial Hotels.

In February 1997, the Company completed a follow-on public offering (the "1997 Public Offering") of 6,368,300 shares of its Common Stock (inclusive of the shares issued pursuant to the exercise of the Underwriters' over allotment option in March 1997). The Company contributed all of the net proceeds of the 1997 Public Offering to the Operating Partnership. Since the IPO, the Company has acquired thirteen hotels with an aggregate of 3,651 guest rooms. As of August 31, 1997, the Company owned 26 hotels in sixteen states with an aggregate of 6,686 guest rooms (the "Hotels"). At August 31, 1997, the Company held an approximate 87.22% interest in the Operating Partnership.

In order to qualify as a REIT, the Company may not operate hotels. As a result, the Company currently leases 25 of the Hotels to AGH Leasing, L.P. ("AGH Leasing") and the one hotel to Twin Towers Leasing, L.P. ("Twin Towers") (together with AGH Leasing, the "Lessee"), pursuant to separate participating leases (the "Participating Leases"). AGH Leasing is owned in part by Steven D. Jorns, Bruce G. Wiles and Kenneth E. Barr, executive officers both of the Company and AGHI and is the sole general partner of Twin Towers. Each Participating Lease has a term of twelve years from the inception of the leases, subject to earlier termination upon the occurrence of certain events. Under the Participating Leases, the Lessee is obligated to pay the Company the greater of fixed weekly base rent and monthly participating rent based on a percentage of revenues at each of the Hotels. The Participating Leases are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at the Hotels.

In addition, the Lessee has engaged AGHI to manage all of the Hotels pursuant to separate management agreements (the "Management Agreements") other than the Wyndham Garden Hotel-Marietta, which is managed by Wyndham Hotel Corporation. The Company does not have any economic interest in AGHI's hotel management operations.

The Company's executive offices are located at 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038, and its telephone number is (972) 550-6800.

Risk Factors

Prospective investors and Unitholders should carefully consider the matters discussed under "Risk Factors" before making an investment decision regarding the Common Stock offered hereby.

Tax Status of the Company

The Company has elected to be taxed as a REIT under Section 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders as long as it distributes at least 95% of its taxable income each year and complies with a number of other organizational and operational requirements. Failure to qualify as a REIT will render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes certain restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year.

Securities to be Offered

This Prospectus relates to (i) the possible issuance from time to time by the Company of up to 1,896,996 Exchanged Shares, if and to the extent that Unitholders of up to 1,896,996 OP Units in the Operating Partnership receive such shares in exchange for OP Units; and (ii) the registration of 275,374 shares of Restricted Stock being registered for the account of certain Restricted Stockholders. The OP Units and 137,008 shares of Restricted Stock were issued, in connection with the IPO, in exchange for the acquisition by the Company of equity interests in the Initial Hotels. 25,397 of the shares of Restricted Stock were issued in connection with the acquisition by the Company of the Wyndham Royal Safari in Lake Buena Vista, Florida and 112,969 shares of the Restricted Stock were issued pursuant to an alliance agreement between the Company and Wyndham Hotel Corporation.

Pursuant to the Operating Partnership Agreement and the Exchange Rights Agreement, a Unitholder may tender its OP Units to the Operating Partnership for cash; provided, however, that the Company may acquire any OP Units so tendered for an equivalent number of shares of Common Stock. As a result, the Company may from time to time issue up to 1,896,996 Exchange Shares upon the acquisition of OP Units tendered to the Operating Partnership for exchange. Accordingly, the Company is registering the Exchanged Shares to provide Unitholders with freely tradeable securities upon exchange.

The Company will not receive any proceeds from the issuance of any Exchanged Shares offered hereby. The Company will acquire additional OP Units in the Operating Partnership in exchange for any Exchanged Shares that the Company may issue to a Unitholder pursuant to this Prospectus. As of August 31, 1997, the Company holds an approximate 87.22% interest in the Operating Partnership. The Company will not receive any proceeds from the sale of shares of Restricted Stock offered hereby. The Company has agreed to bear certain expenses of registration of the Exchanged Shares and the Restricted Stock under federal and state securities laws.

                                 RISK FACTORS


An investment in the shares of Common Stock involves various risks. Unitholders and Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and incorporated by reference herein before making an investment decision regarding the Restricted Stock and the Exchanged Shares offered hereby.

Tax Consequences to Unitholders of Exchange of OP Units

Tax Consequences of Exchange of OP Units. In the event that the Company exercises its right to acquire OP Units tendered in exchange for cash or Exchanged Shares, the Company's acquisition of such OP Units will be treated for tax purposes as a sale of the OP Units by the Unitholders. Such a sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the Exchanged Shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged OP Units at the time of the exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (i.e., Exchanged Shares) received upon such disposition. See "Exchange of OP Units -- Tax Consequences of Exchange." In addition, the ability of the Unitholder to sell a substantial number of Exchanged Shares in order to raise cash to pay tax liabilities associated with the exchange of OP Units may be limited as a result of fluctuations in the market price of the Common Stock, and the price the Unitholder receives for such shares may not equal the value of its OP Units at the time of exchange.

In the event that the Company does not exercise its right to acquire OP Units tendered in exchange for Exchanged Shares, and such OP Units are redeemed by the Operating Partnership for cash, the tax consequences may differ. See "Exchange of OP Units."

Potential Change in Investment Upon Exchange of OP Units. If a Unitholder exercises its right to require the exchange of all or a portion of its OP Units, the Unitholder may receive cash or, at the option of the Company, Exchanged Shares in exchange for its OP Units. If the Unitholder receives cash from either the Operating Partnership or the Company, the Unitholder will not have any interest in the Company or the Operating Partnership (except to the extent that it retains OP Units) and will not benefit from any subsequent increases in the value of Common Stock and will not receive any future distributions from the Company or the Operating Partnership (unless the Unitholder retains or acquires in the future additional Common Stock or OP Units). If the Unitholder receives Common Stock, the Unitholder will become a stockholder of the Company rather than a holder of OP Units in the Operating Partnership. See "Exchange of OP Units--Comparison of Ownership of OP Units and Common Stock."

Conflicts of Interest

General

Because of Messrs. Jorns', Wiles' and Barr's ownership in and positions with the Company, AGHI and the Lessee, there are inherent conflicts of interest in the ongoing lease, acquisition, disposition, operation and management of the Hotels. Accordingly, the interests of the Company's stockholders may not be reflected fully in all decisions made or actions taken or to be taken by certain officers and directors of the Company.

No Arm's-Length Bargaining

The terms of the Participating Leases, the Management Agreements entered into with AGHI, certain agreements granting the Company a right of first refusal to acquire AGHI's interest in certain hotels (the "Option Agreements") and agreements related to the sublease of areas of Hotels where alcoholic beverages are served to corporations wholly owned by Mr. Jorns were not negotiated on an arm's-length basis. In the event revenues from the Hotels increase significantly over prior periods, and operating expenses with respect thereto are less than historical or projected operating expenses, the Lessee could disproportionately benefit. In the event incremental increases in expenses at the Hotels exceed incremental increases in revenues, conflicts of interest may arise between the Lessee and the Company. The Company does not own any interest in the Lessee. Because Messrs. Jorns, Wiles and Barr are partners in AGH LP, and each of them is an executive officer of the Company (Mr. Jorns is also a director of the Company), there is an inherent conflict of interest with respect to the enforcement and termination of the Participating Leases. Because of these conflicts, Messrs. Jorns', Wiles' and Barr's decisions relating to the Company's enforcement of its rights under the Participating Leases may not solely reflect the interests of the Company's stockholders.

Conflicts Relating to Sale of Hotels Subject to Participating Leases

The Company generally will be obligated under the Participating Leases to pay a lease termination fee to the Lessee if the Company elects to sell a Hotel and does not replace it with another hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to the Lessee's remaining leasehold interest under the Participating Lease to be terminated. Where applicable, the termination fee is equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Participating Lease to be terminated. The payment of a termination fee to the Lessee, which is owned in part by Messrs. Jorns, Wiles and Barr, may result in decisions regarding the sale of a Hotel that do not reflect solely the interests of the Company's stockholders.

Conflicts Relating to Continued Management of Hotels

AGHI, in which Messrs. Jorns and Wiles own collectively an approximate 21.0% interest, manages hotels for third parties. There are no restrictions in either the Participating Leases or the Management Agreements that limit the Lessee's or AGHI's ability to lease or manage hotels which may compete with the Company's hotels. Accordingly, the Lessee's and AGHI's decisions relating to the operation of any of the Hotels that are in competition with other hotels leased or managed by either of them may not fully reflect the interests of the Company's stockholders.

Dependence on Lessee and Payments Under the Participating Leases

The Company's ability to make distributions to its stockholders depends solely upon the ability of the Lessee to make rent payments under the Participating Leases (which will be dependent primarily on the ability of AGHI and other potential operators to generate sufficient revenues from the Hotels in excess of operating expenses). Any failure or delay by the Lessee in making rent payments would adversely affect the Company's ability to make anticipated distributions to its stockholders. Such failure or delay by the Lessee may be caused by reductions in revenue from the Hotels or in the net operating income of the Lessee or otherwise. On a pro forma basis for the twelve months ended December 31, 1995 and the twelve months ended December 31, 1996, the Lessee experienced net losses. Accordingly, there can be no assurance that the Lessee will not experience net losses in the future. The Lessee is a recently organized limited purpose entity; accordingly, it has limited assets. The partners of the Lessee have pledged 275,000 OP Units to the Company to secure the Lessee's obligations under the Participating Leases (the "Lessee Pledge"). Although failure on the part of the Lessee to materially comply with the terms of a Participating Lease (including failure to pay rent when due) gives the Company the non-exclusive right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease and the Lessee Pledge, the Company would then be required to find another lessee to lease such hotel. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

Lack of Control Over Operations of the Hotels

The Company is dependent on the ability of the Lessee, AGHI and other operators of hotels to operate and manage the Hotels. To maintain its status as a REIT, the Company will not be able to operate the Hotels or any subsequently acquired hotels. As a result, the Company will be unable to directly implement strategic business decisions with respect to the operation and marketing of its hotels, such as decisions with respect to the setting of room rates, food and beverage operations and certain similar matters.


Hotel Industry Risks

Operating Risks

The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, some of which may have greater marketing and financial resources than the Company, the Lessee and AGHI; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates; (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Lessee's ability to generate revenues and to make rent payments and therefore the Company's ability to make expected distributions to its stockholders.

Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations

Hotels in general, including the Hotels, require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment ("FF&E"). Under the terms of the Participating Leases, the Company is obligated to establish a reserve to pay the cost of certain capital expenditures at the Hotels and pay for periodic replacement or refurbishment of FF&E. The Company controls the use of funds in this reserve. However, if capital expenditures exceed the Company's expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distribution to the Company's stockholders. In addition, the Company may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels. In addition, the Company also plans substantial renovations at the hotels it acquires. Such substantial renovations will likely disrupt the operations of those hotels due to hotel guest rooms and common areas being taken out of service for extended periods.

Competition for Investment Opportunities

The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition generally may reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

Seasonality of Hotel Industry

The hotel industry is seasonal in nature. Generally, hotel revenue for business hotels is greater in the second and third quarters of a calendar year, although this may not be true for hotels in major tourist destinations. Revenue for hotels in tourist areas generally is substantially greater during the tourist season than other times of the year. Seasonal variations in revenue at the Hotels may cause quarterly fluctuations in the Company's lease revenue.

Investment in Single Industry

The Company's current strategy is to acquire interests only in hotels. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on Cash Available for Distribution resulting from a downturn in the hotel industry may be more pronounced than if the Company had diversified its investments.

Contingent Liabilities of Selling Partnerships

In connection with the IPO, the Company acquired all the partnership interests in the entities that owned eight of the Initial Hotels, and since the IPO the Company acquired all the partnership interests in the entities that owned the Wyndham Royal Safari Lake Buena Vista and the Cocoa Beach Hilton and all the limited liability company interests in the entity that owned the Holiday Inn Select Bucks County and may acquire other partnership or similar interests in the future. As a result, the Company may become liable for certain liabilities, including contingent liabilities of such selling entities. There is, therefore, a risk that unforeseen liabilities could exist for which the Company could be liable and which could adversely affect Cash Available for Distribution.

Risks of Leverage; No Limits on Indebtedness

Neither the Company's Bylaws nor its charter (the "Charter") limits the amount of indebtedness the Company may incur. In addition, upon the closing of the IPO, the Company closed a $100 million line of credit, which has subsequently been increased and currently the maximum committed amount available under the line is $300 million (the "Line of Credit") with a consortium of banks led by Societe General, Southwest Agency and Bank One, Texas N.A. The Line of Credit is secured by among other things, first mortgage liens on all of the Hotels, other than Holiday Inn Select(R) Dallas DFW Airport South, Courtyard by Marriott (R) -Meadowlands, Radisson Hotel(R) Arlington Heights and Double Tree Guest Suites Hotel. The Line of Credit has an initial term of three years that is subject to extension under certain circumstances for an additional one-year term. While its organizations documents contain no limitation on the amount of debt it may incur, the Line of Credit limits its consolidated indebtedness (measured at the time the debt is incurred) to not more than 50% of the Company's investment in hotels. Subject to the limitations described above and other limitations contained in the Line of Credit, the Company may borrow additional amounts from the same or other lenders in the future or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by hotels owned by the Company.

There can be no assurances that the Company will be able to meet its debt service obligations, and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including any Hotels that secure the Line of Credit or other indebtedness, to foreclosure. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt, such as the Line of Credit, and could reduce the amount of Cash Available for Distribution. Adverse economic conditions could cause the terms on which borrowings become available to the Company to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties, which may result in a financial loss to the Company.

Lack of Operating History or Revenues; History of Losses

The Company has been recently organized and has limited operating history. There can be no assurance that the Company will be able to generate sufficient Cash Available for Distribution to continue to make distributions to its stockholders. The Company is subject to the risks generally associated with the formation of any new business. Certain of the Hotels experienced net losses in recent years. Accordingly, there can be no assurance that the Company will not experience net losses in the future.

Competition for Management Time

Messrs. Jorns, Wiles, Barr and Valentine are employed both as executive officers of the Company and AGHI and are thus necessarily subject to competing demands on their time.

Real Estate Investment Risks

General Risks

The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's hotel investments and the Company's income and ability to make distributions to its stockholders is dependent upon the ability of the Lessee, AGHI and any third party operators to operate the Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient revenue in excess of operating expenses to make rent payments under the Participating Leases. Income from the Hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

Value and Illiquidity of Real Estate

Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of the Company's investment.

Property Taxes and Casualty Insurance

Each Hotel is subject to real and personal property taxes. Under the Participating Leases, the Company is required to pay real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Each Hotel is covered by casualty insurance, which, pursuant to the Participating Leases, must be paid by the Company, the rates for which may increase or decrease depending on claims experience. The increase in property taxes or casualty insurance premiums could adversely affect the Company's ability to make expected distributions to its stockholders.

Consents of Lessors Required for Sale and Renovation of Certain Hotels

The Wyndham Albuquerque Airport Hotel, the Courtyard by Marriott-Meadowlands, the Wyndham Airport Hotel San Jose and the Hilton Hotel-Toledo are each subject to ground leases, the Hotel Madison de Ville is subject to a space lease for its restaurant facilities and certain of its guest rooms and the Sheraton Key Largo is subject to a bay bottom lease for certain offshore property at the resort, each with third-party lessors. In addition, the Radisson Hotel Arlington Heights is subject to a space lease with respect to its restaurant facilities until January 1998. Any proposed sale of such hotels by the Company or any proposed assignment of the Company's leasehold interest in the ground leases, the space lease and the bay bottom lease, as well as the subletting to the Lessee may require the consent of the respective third-party lessors. There can be no assurance that the Company will be able to obtain such requisite consents. As a result, the Company may not be able to sell, assign, transfer or convey its interest in these Hotels in the future, even if such transactions may be in the best interests of the stockholders of the Company.

Environmental Matters

The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to use the property, sell the property or borrow by using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials.

Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Hotels, the Company or the Lessee may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Hotels by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any material environmental liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware.

Compliance with Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to its hotels to comply with the ADA, the Company's ability to make expected distributions to its stockholders could be adversely affected.

Uninsured and Underinsured Losses

Each Participating Lease requires comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as those caused by earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors and management will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

Acquisition and Development Risks

The Company intends to pursue acquisitions of additional hotels and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, the Line of Credit provides that the lenders thereunder must consent to any development activities by the Company other than development in connection with the limited expansion of existing hotels. The fact that the Company must distribute 95.0% of REIT taxable income in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Hotels or subsequently acquired hotels to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Cash Available for Distribution might be adversely affected.

Tax Risks

Failure to Qualify as a REIT

The Company operates in a manner designed to permit it to qualify as a REIT for federal income tax purposes.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, such as the Company. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company has received an opinion of Battle Fowler LLP, counsel to the Company ("Counsel"), to the effect that, based on various assumptions relating to the operation of the Company and representations made by the Company as to certain factual matters, the Company meets the requirements for qualification and taxation as a REIT. Such legal opinion is not binding on the IRS. See "Federal Income Tax Considerations."

If the Company fails to qualify as a REIT in any taxable year, the Company will not be allowed a deduction for distributions to its stockholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the year or years involved.

If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code and, to the extent that distributions to stockholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate income tax. Although the Company currently operates in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors to decide to revoke the REIT election. See "Federal Income Tax Considerations."

Adverse Effects of REIT Minimum Distribution Requirements

To obtain the favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the calendar year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed income from prior years.

The Company has made distributions to its stockholders to comply with the distribution provisions of the Code and to avoid federal income taxes and the non-deductible 4% excise tax. The Company's income consists primarily of its share of the income of the Operating Partnership, and the Company's cash flow consists primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require the Company to borrow funds through the Operating Partnership on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

Distributions by the Operating Partnership are determined by its sole general partner, a wholly owned subsidiary of the Company and are dependent on a number of factors, including the amount of Cash Available for Distribution, the Operating Partnership's financial condition, any decision by the Company's Board of Directors to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There is no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to avoid corporate income taxation on the earnings that it distributes. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT -- Annual Distribution Requirements."

Consequences of Failure to Qualify as Partnerships

The Operating Partnership has received an opinion of Counsel stating that, assuming that the Operating Partnership and each Subsidiary Partnership (as defined in "The Company -- The Operating Partnership") is being operated in accordance with its respective organizational documents, the Operating Partnership and each of the Subsidiary Partnerships will be treated as a partnership, and not as a corporation, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were to challenge successfully the status of the Operating Partnership or any Subsidiary Partnership as a partnership for federal income tax purposes, the Operating Partnership or the affected Subsidiary Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership or any of the Subsidiary Partnerships, with a concomitant loss of REIT status of the Company, would reduce substantially the amount of Cash Available for Distribution. See "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership."

ERISA

Depending upon the particular circumstances of the plan, an investment in Common Stock may not be an appropriate investment for an ERISA Plan, a Qualified Plan or an IRA. In deciding whether to purchase Common Stock, a fiduciary of an ERISA Plan, in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Code and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

Risks of Operating Hotels Under Franchise Agreements; Approval for Brand Conversions

As of August 31, 1997, 25 of the Hotels are subject to franchise agreements with nationally recognized hotel companies. The continuation of such franchise agreements is subject to specified operating standards and other terms and conditions. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on the part of any of the Company, the Lessee, AGHI or third party operators could result in a breach of such standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise or to operate the Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws

Certain provisions of Maryland law and of the Company's Charter and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and could delay, defer or prevent a transaction or a change in control of the Company under circumstances that could give the holders of

Common Stock the opportunity to realize a premium over the then prevailing market prices of the Common Stock or that might otherwise be in such holders' best interest. Such provisions include the following:

Ownership Limitation

In order for the Company to maintain its qualification as a REIT under the Code, not more than 50.0% in value of the outstanding shares of stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, if any partner of the Lessee owns, actually or constructively, 10% or more in value of the stock of the Company, the Lessee could become a Related Party Tenant (as defined in "Federal Income Tax Consequences -- Requirements for Qualification as a REIT -- Income Tests") of the Company, which would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of the number of outstanding shares of Common Stock by any person (the "Ownership Limitation"), subject to an exception that permits mutual funds and certain other entities to own as much as 15.0% of any class of the Company's stock in appropriate circumstances (the "Look-Through Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company in which holders of some or a majority of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. See "Description of Capital Stock -- Restrictions on Transfer" and "Federal Income Tax Considerations -- Requirements for Qualification as a REIT."

Staggered Board

The Board of Directors is divided into three classes of directors. The initial term of the first class expired in 1997 and that director was reelected to a term scheduled to expire in 2000 and the initial terms of the second and third classes will expire in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualified. A director may be removed, with or without cause, by the affirmative vote of 75.0% of the votes entitled to be cast for the election of directors, which super-majority vote may have the effect of delaying, deferring or preventing a change of control of the Company. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interests of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Number of Directors; Classification of the Board of Directors."

Maryland Business Combination Law

Under the Maryland General Corporation Law, as may be amended from time to time (the "MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as the Company and any person who owns 10.0% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the holders of shares of Common Stock receive a minimum price (as defined in the MGCL) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Business Combinations."

Maryland Control Share Acquisition Statute

In addition to certain provisions of the Charter, the Maryland control share acquisition statute may have the effect of discouraging a third party from making an acquisition proposal for the Company. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

If voting rights are not approved at a meeting of stockholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of stock of the Company. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Company's Bylaws is rescinded or amended, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws -- Control Share Acquisition Statute."

Reliance on Board of Directors and Management

Stockholders have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Directors are responsible for directing the management of the business and affairs of the Company. The Company relies upon the services and expertise of its management for strategic business direction. The Company has in effect employment agreements with Steven D. Jorns, Chairman of the Board, Chief Executive Officer and President; Bruce G. Wiles, Executive Vice President; Kenneth E. Barr, Executive Vice President and Chief Financial Officer; and Russ
C. Valentine, Senior Vice President -- Acquisitions, which currently provide for base salary at below market rates for comparable positions. Accordingly, the loss of services of any such officer may require the Company to hire a replacement officer at a salary greater than the Company is currently obligated to pay, which, in turn, would increase the Company's operating costs and reduce Cash Available for Distribution.

Conflicts Relating to Continued Ownership of Other Hotel Properties

Two of the hotels owned by AGHI (the "Option Hotels"), are Courtyards by Marriott (one of which is still under development) that were not transferred to the Company in connection with the IPO because construction of those hotels had not been completed at that time. The Company holds an option and a right of first refusal to acquire, subject to the receipt of any necessary third-party consents, the interests of AGHI in either or both of the Option Hotels during the two-year period following their respective openings (the Option Hotel located in Boise, Idaho was opened in October 1996). The Option Hotel located in Durham, North Carolina (the "Durham Option Hotel"), remains under development and is located approximately one mile from the Hilton Hotel-Durham, an Acquired Hotel. The Durham Option Hotel is expected to compete with the Hilton Hotel-Durham. The Company recently entered into a contract to purchase the other hotel, a Ramada Limited(R) located in Madison, Wisconsin. The purchase is subject to a number of conditions and no assurances can be given that the Company will acquire the hotel as planned. Currently, the Company plans upon acquisition to renovate and reposition the hotel to operate as a Holiday Inn by February 1998.

Ability of Board to Change Policies

The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies at any time and from time to time at the Board's discretion without a vote of the stockholders of the Company. See "Policies and Objectives with Respect to Certain Activities."

Adverse Effect of Increase in Market Interest Rates on Price of Common Stock

One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK


   The following summary description of (i) the capital stock of the Company and
(ii) certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Charter and Bylaws of the Company.

General

Under its Charter, the Company has the authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.
There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Shares of Common Stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that, with the exception of certain amendments to the Charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve the aforementioned transactions.

Power to Issue Additional Shares of Common Stock

The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional shares of Common Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

Restrictions on Transfer

For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of stock. Specifically, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. These two requirements do not apply until after the first taxable year for which the Company makes an election to be taxed as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and the Subsidiary Partnerships from the Lessee will not qualify as rents from real property, which could result in loss of REIT status for the Company, if the Company owns, actually or constructively, 10% or more of the ownership interests in the Lessee, within the meaning of section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT -- Income Tests."

Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number outstanding shares of any class of Common Stock (subject to the Look-Through Ownership Limitation applicable to certain stockholders, as described below). Certain types of entities, such as pension trusts qualifying under section 401
(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. Subject to certain limited exceptions, the Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15% of the shares of any class or series of the Company's stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the second sentence of the succeeding paragraph.

Any transfer of Common Stock that would (i) result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of Common Stock.

Subject to certain exceptions described below, any purported transfer of Common Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating

Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock. The record holder of the shares of Common Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

Shares-in-Trust will remain issued and outstanding shares of Common Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in- Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. Subject to the Trustee's ability to designate a permitted transferee, the Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the creation of such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred. "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock selected by the Board of Directors.

"Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Any person who acquires or attempts to acquire Common Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of shares of Common Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

The Ownership Limitation or the Look-Through Ownership Limitation, as applicable, generally will not apply to the acquisition of shares of Common Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation or the Look-Through Ownership Limitation, as applicable, under certain circumstances.

All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Charter and Bylaw Provisions and Certain Provisions of Maryland Law

Number of Directors; Classification of the Board of Directors

The Charter and Bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of the entire Board of Directors. At all times, a majority of the directors shall be Independent Directors, except that upon the death, removal, incapacity or resignation of an Independent Director, such requirement shall not be applicable for 60 days. There are five directors, four of whom are Independent Directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial term of the first class expired in 1997 and that director was reelected to a term scheduled to expire in 2000, and the initial terms of the second and third classes will expire in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors -- Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

Removal; Filling Vacancies

The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies (except vacancies resulting from an increase in the number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders. The Charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75.0% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonest established by a final judgment as being material to the cause of active. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Charter obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, and threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Charter and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Business Combinations

Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10.0% or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combination that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Control Share Acquisition Statute

The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or purposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

The Charter of the Company may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as a REIT under the Code, (ii) certain provisions of the Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed and (iii) provisions imposing cumulative voting in the election of directors may not be added to the Charter, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

Dissolution of  the Company

The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election of the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Meetings of Stockholders

The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1997). Special meetings of the stockholders may be called by (i) the President of the Company, (ii) the Chief Executive Officer or
(iii) the Board of Directors. As permitted by the MGCL, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

Operations

The Charter requires the Board of Directors generally to use commercially reasonable efforts to cause the Company to qualify as a REIT.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                            DESCRIPTION OF OP UNITS

General

Substantially all of the Company's assets are held by, and all of its operations are conducted through the Operating Partnership. AGH GP, Inc. is a wholly owned subsidiary of the Company and is the sole general partner of the Operating Partnership holding 1% of the issued OP Units therein. AGH LP, Inc. is a wholly owned subsidiary of the Company and is a limited partner of the Operating Partnership holding as of August 31, 1997 approximately 86.22% of the issued OP Units therein. The remaining issued OP Units are held by other Limited Partners who acquired their units in exchange for property or other interests.

The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the OP Units and certain other matters does not purport to complete and is subject to and qualified in its entirety by reference to applicable provisions of Maryland law and the Partnership Agreement.

Management

The Operating Partnership is organized as a Delaware limited partnership with AGH GP, as general partner, AGH LP, as a limited partner, and certain other persons, as additional limited partners (the "Partnership Agreement"). Pursuant to the Partnership Agreement, AGH GP, as the sole general partner of the Operating Partnership (the "General Partner"), has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners in their capacity as such have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any amendment to the Partnership Agreement, other than amendments that (i) add to the obligations of the General Partner, (ii) reflect the admission or withdrawal of partners, (iii) set forth the rights or preferences of additional partnership interests issued by the Operating Partnership, (iv) reflect a change that does not adversely affect Limited Partner, and (v) are necessary to satisfy legal requirements, requires the consent of Limited Partners holding more than 50.0% of the OP Units held by such Limited Partners. The consent of each adversely affected partner is required for any amendment that would affect a Limited Partner's liability or right to receive distributions or that would dissolve the Operating Partnership prior to December 31, 2046 (other than as a result of certain mergers or consolidations).

Transferability of Interests

Subject to limited exceptions, AGH GP and AGH LP may not voluntarily withdraw from the Operating Partnership or transfer or assign their interests in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners' receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights immediately prior to such transaction, or unless the successors to AGH GP and AGH LP contribute substantially all of their assets to the Operating Partnership in return for an interest in the Operating Partnership. With certain exceptions, the Limited Partners may transfer their OP Units, in whole or in part, without the consent of the General Partner.

Capital Contribution

The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute, through AGH GP and AGH LP, the proceeds of any stock offering as additional capital to the Operating Partnership. Moreover, the Company is authorized, through AGH GP and AGH LP, to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, AGH GP and AGH LP will receive additional OP Units, and their percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners, other than AGH LP, will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

Exchange Rights

Pursuant to the Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners other than AGH LP, such Limited Partners received rights (the "Exchange Rights") that enable them to cause the Operating Partnership to exchange each OP Unit for cash equal to the value of one share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for exchange for one share of Common Stock). The Company may not satisfy a Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent that the delivery of Common Stock upon exercise of such rights would (i) be prohibited under the Charter, (ii) otherwise jeopardize the REIT status of the Company, or (iii) cause the acquisition of shares of Common Stock by such exchanging Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. A Limited Partner may not exercise the Exchange Rights for less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, for all of the OP Units held by such Limited Partner.

Registration Rights

Pursuant to the Registration Rights Agreements among the Company and the Limited Partners other than AGH LP (the "Registration Rights Agreements"), the Limited Partners have certain rights to require the registration for resale of the shares of Common Stock held by them or received by them upon exchange of their OP Units. Such rights include the right to include such shares in the registration statement of which this Prospectus is a part. The Company is required to bear the costs of such registration statements exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be borne by, the selling stockholders.

Operations

The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership pays all administrative costs and expenses of the Company, AGH GP and AGH LP (the "Company Expenses"), and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the formation of the Company and the Operating Partnership, (ii) all expenses relating to the public offering and registration of securities by the Company,
(iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company, AGH GP and AGH LP with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of AGH GP incurred in the ordinary course of its business on behalf of the Operating Partnership. The Company Expenses, however, do not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties or partnership interests in a Subsidiary Partnership that are owned by the Company directly rather than through the Operating Partnership. The Company does not own any of the Hotels directly.

Distributions and Allocations

The Partnership Agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

Term

The Operating Partnership will continue until December 31, 2046, or until sooner dissolved upon (i) the withdrawal of the General Partner (unless a majority of remaining partners elect to continue the business of the Operating Partnership),
(ii) the election by the General Partner to dissolve the Operating Partnership (which election, prior to December 31, 2046, requires the consent of a majority of the Limited Partners other than AGH LP), (iii) the entry of a decree of judicial dissolution of the Operating Partnership, (iv) the sale of all or substantially all the assets and properties of the Operating Partnership, or (v) the bankruptcy or insolvency of AGH GP, unless all of the remaining partners elect to continue the business of the Operating Partnership.

Tax Matters

Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                              EXCHANGE OF OP UNITS


General

Unitholders may, subject to certain limitations, require the Operating Partnership to exchange all or a portion of their OP Units (the "Exchange Right"). This Exchange Right is exercisable pursuant to a notice of exchange delivered to the Operating Partnership, with a copy delivered to the Company. Upon exchange, for each OP Unit exchanged, a Unitholder will receive in cash in an amount equal to the market value (as defined below) of a share of Common Stock (subject to certain adjustments in the event of stock dividends and stock splits); provided, however, that the Company may, in its sole discretion, by notice to the Unitholder within five business days after receipt of the notice of exchange, elect to acquire any OP Unit presented to the Operating Partnership for exchange for cash or for one share of Common Stock (subject to the same adjustments). The market value of the Common Stock for purposes of exchanging OP Units will be equal to the average of the closing trading price of the Common Stock for the five trading days prior to the day on which the exchange notice was received by the Operating Partnership.

If the Company elects to acquire any OP Units presented to the Operating Partnership for exchange by the issuance of the Exchanged Shares, such an acquisition by the Company will be treated as a sale of the OP Units to the Company for Federal income tax purposes. See " -- Tax Consequences of Exchange." Upon an exchange for cash, a Unitholder's right to receive distributions with respect to the OP Units redeemed will cease. Upon the receipt of Exchanged Shares, a Unitholder will have rights as a stockholder of the Company, including the right to receive dividends from the time of its acquisition of the Exchanged Shares.

A Unitholder must notify the Company of its desire to require the Operating Partnership to redeem OP Units. A Unitholder may not exercise the Exchange Right for less than 1,000 OP Units or, if such Unitholder holds less than 1,000 OP Units, all of the OP Units held by such Unitholder. A Unitholder is not entitled to exercise the Exchange Right if the delivery of Exchanged Shares would be prohibited under the provisions of the Operating Partnership Agreement to protect the Company's qualification as a REIT.

Tax Consequences of an Exchange

The following discussion summarizes certain Federal income tax considerations that may be relevant to a Unitholder should it exercise its right to redeem its OP Units.

Tax Treatment of Exchange or Exchange of OP Units. If the Company elects to purchase OP Units tendered for exchange, the Operating Partnership Agreement provides that each of the Unitholder, the Operating Partnership and the Company shall treat the transaction between the Unitholder and the Company as a sale of OP Units by the Unitholder at the time of such exchange. Such sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the Common Stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged OP Units at the time of the exchange. The determination of the amount of gain or loss is discussed more fully below. If the Company does not elect to purchase a Unitholder's OP Units tendered for exchange and the Operating Partnership exchanges such OP Units for cash that the Company contributes to the Operating Partnership to effect such exchange, the exchange likely would be treated for tax purposes as a sale of such OP Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the Unitholder would also be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units at the time of the exchange. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See " -- Tax Treatment of Disposition of OP Units by a Limited Partner Generally."

If the Company does not elect to purchase OP Units tendered for exchange and the Operating Partnership redeems a Unitholder's OP Units for cash that is not contributed by the Company to effect the exchange, the tax consequences would be the same as described in the previous paragraph, except that, if the Operating Partnership redeems less than all of a Unitholder's OP Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed OP Units, exceeded the Unitholder's adjusted basis in all of its OP Units immediately before the exchange.

If the Company contributes cash to the Operating Partnership to effect an exchange, and in the unlikely event that the exchange transaction is treated as the exchange of a Unitholder's OP Units by the Operating Partnership rather than a sale of OP Units to the Company, the income tax consequences to the Unitholder would be as described in the preceding paragraph.

Tax Treatment of Disposition of OP Units by a Unitholder Generally. If an OP Unit is disposed of in a manner that is treated as a sale of the OP Unit, or a Unitholder otherwise disposes of an OP Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the adjusted tax basis in such OP Unit. See " -- Basis of OP Units." Upon the sale of an OP Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property, (i.e., Exchanged Shares) received plus the amount of any Operating Partnership liabilities allocable to the OP Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the Unitholder's adjusted tax basis in the OP Units disposed of, such Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (i.e., Exchanged Shares) received upon such disposition.

Except as described below, any gain recognized upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of an OP Unit attributable to a Unitholder's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered as well as amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of an OP Unit.

Basis of OP Units. In general a Unitholder who acquired his OP Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his OP Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) his adjusted tax basis in any other property contributed in exchange for such OP Units, less the amount of any money distributed (or deemed distributed, as described below) in connection with the acquisition of the OP Units. The Initial Basis of OP Units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. A Unitholder's Initial Basis in his OP Units is generally increased by (i) such Unitholder's share of Operating Partnership taxable and tax-exempt income and
(ii) increases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the acquisition of his OP Units). Generally, such Unitholder's basis in his OP Units is decreased (but not below zero) by (i) such Unitholder's share of Operating Partnership distributions, (ii) decreases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the acquisition of his OP Units), (iii) such Unitholder's share of losses and deductible expenses of the Operating Partnership and (iv) such Unitholder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

Potential Application of the Disguised Sale Regulations to a Exchange of OP Units. There is a risk that a exchange by the Operating Partnership of OP Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for OP Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally, provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale.
The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

Accordingly, if a OP Unit is redeemed by the Operating Partnership from a Unitholder who holds OP Units that were issued in exchange for a contribution of property to the Operating Partnership, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Code. Each Unitholder is advised to consult its own tax advisors to determine whether exchange of its OP Units could be subject to the Disguised Sale Regulations.

Comparison of Ownership of OP Units and Common Stock

The nature of an investment in Common Stock of the Company is generally economically equivalent to an investment in OP Units in the Operating Partnership. There are, however, some differences between ownership of OP Units and ownership of Common Stock, some of which may be material to investors. The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation and compares certain legal rights associated with the ownership of OP Units and Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their OP Units are acquired for Common Stock. This discussion is summary in nature and does not constitute a complete discussion of these matters. Investors should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part and the organizational documents for the Operating Partnership and the Company which are attached as exhibits to the registration statement of which this Prospectus is a part for additional important information about the Company.

Form of Organization and Assets Owned. The Operating Partnership is organized as a Delaware limited partnership. A substantial amount of the Company's operations are conducted through the Operating Partnership.

The Company was incorporated under the laws of the State of Maryland in April 1996. Because of certain state tax considerations, the Company holds its interest in the Operating Partnership through AGH GP and AGH LP. AGH GP is the sole general partner of and owns a 1% partnership interest in the Operating Partnership. AGH LP is one of the Operating Partnership's Limited Partners and as of August 31, 1997 owns an approximate 86.22% limited partnership interest in the Operating Partnership. Through its ownership of AGH GP and AGH LP, the Company has an indirect investment in the Hotels and other assets owned by the Operating Partnership.

Length of Investment. The Operating Partnership has a stated termination date of December 31, 2046, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

Purpose and Permitted Investments. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under Delaware law, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT for Federal income tax purposes. The Operating Partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

Under its Charter, the Company may engage in any lawful activity permitted under the MGCL.

Additional Equity. The Operating Partnership is authorized to issue OP Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as AGH GP, as general partner (the "General Partner"), in its sole discretion, may deem appropriate.

The Board of Directors of the Company may authorize the issuance of shares of stock of any class, whether now or hereafter authorized, or securities or rights, convertible into shares of stock, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations as may be set forth in the Company's Bylaws. However, the Charter provides that the only class of stock that the Company has authority to issue is Common Stock. An amendment to the Charter is necessary in order to authorize any other class or series of stock or to permit the Board of Directors to reclassify authorized but unissued shares of Common Stock into other classes or series of classes of stock of the Company. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for OP Units or other interests in the Operating Partnership.

Borrowing Policies. The Operating Partnership has no restrictions on borrowings, and the General Partner has full power and authority to borrow money on behalf of the Operating Partnership.

The Company is not restricted under the Charter or its Bylaws from incurring borrowings.

Other Investment Restrictions. Other than restrictions precluding investments by the Operating Partnership that would adversely affect the qualification of the Company as a REIT, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership's cash flow and net sale or refinancing proceeds.

Neither the Company's Charter nor its Bylaws impose any restrictions upon the types of investments that may be made by the Company.

Management Control. All management powers over the business and affairs of the Operating Partnership are vested in the General Partner, and no Limited Partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership.

The Company's business and affairs are managed under the direction of the Board of Directors subject only to the restrictions in the Charter and the Bylaws.
The Company's Board of Directors is divided into three classes of directors. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years. The policies adopted by the Board of Directors may be altered or eliminated without advice of the stockholders of the Company. Accordingly, except for their vote in the elections of directors, stockholders of the Company have no control over the ordinary business policies of the Company.

Management Liability and Indemnification. The Operating Partnership Agreement generally provides that the General Partner will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The Operating Partnership Agreement also provides for indemnification of the General Partner, AGH LP, the Company, the Directors and officers of the General Partner, AGH LP or the Company, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership in which such person may be involved.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonest established by a final judgment as being material to the cause of active. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Charter obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, and threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Antitakeover Provisions. Except in limited circumstances, the General Partner has exclusive management power over the business and affairs of the Operating Partnership. Except in the case of bankruptcy or dissolution, the General Partner may not be removed by the Limited Partners with or without cause.

The Charter and Maryland law contain a number of provisions that may have the effect of delaying, deferring or preventing an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. See "Charter and Bylaw Provisions and Certain Provisions of Maryland Law."

Voting Rights. Under the Operating Partnership Agreement, the Limited Partners do not have voting rights relating to the operation and management of the Operating Partnership except in connection with matters, as described more fully below, involving certain amendments to the Operating Partnership Agreement.

Subject to the provisions of the Charter regarding the restrictions on the transfer of stock, stockholders of the Company have the right to vote on, among other things, a merger or sale of substantially all of the assets of the Company, certain amendments to the Charter and dissolution of the Company. The business and affairs of the Company are managed and controlled by a Board of Directors, specified classes of which are elected each year to three year terms by the stockholders of the Company. Each share of Common Stock has one vote.

Amendment of the Operating Partnership Agreement or the Charter. Amendments to the Operating Partnership Agreement nay be proposed by the General Partner. Certain amendments that would, among other things, adversely affect the rights of any Limited Partner in profits, losses or distributions, affect the Exchange Right in a manner adverse to the Limited Partners, or impose on the Limited Partners any obligation to make capital contributions, require the consent of Limited Partners (other than AGH LP) holding more than 50% of the interests of Limited Partners (other than AGH LP).

The Charter may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as a REIT under the Code, (ii) certain provisions of the Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed and (iii) provisions imposing cumulative voting in the election of directors may not be added to the Charter, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

Compensation, Fees and Distributions. The General Partner does not receive any compensation for its services to the Operating Partnership. As a partner in the Operating Partnership, however, the General Partner has the same right to allocations and distributions as other partners of the Operating Partnership.
In addition, the Operating Partnership will reimburse the General Partner for all expenses incurred relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

The Director and Officers of the Company receive compensation for their services.

Liability of Investors. Under the Operating Partnership Agreement and applicable Delaware law, the liability of the Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

Under Maryland law, stockholders generally are not personally liable for the debts or obligations of the Company. See "Description of Capital Stock."

Nature of Investment. The OP Units constitute equity interests entitling holders thereof to their pro rata share of cash distributions made to the Limited Partners of the Operating Partnership. The General Partner is entitled to receive its pro rata share of distributions made by the Operating Partnership with respect to its interest in the Operating Partnership.

Shares of Common Stock constitute equity interests in the Company. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each stockholder will be entitled to his pro rata share of any dividends or distributions paid with respect to Common Stock. The dividends payable to the stockholders are not fixed in amount and are paid only if, when and as authorized and declared by the Board of Directors. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

Liquidity. Subject to certain exceptions, the Unitholders may transfer all or any portion of their OP Units with or without the consent of the General Partner. However, the General Partner, in its sole and absolute discretion, may or may not consent to the admission as a substituted limited partner of any transferee of such OP Units. If the General Partner does not consent to the admission of a transferee as a substituted limited partner, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of OP Units for any other purpose; accordingly, the assignee will not be permitted to vote on any affairs or issues on which a Limited Partner may vote.

The Common Stock is listed on the NYSE. The breadth and strength of this market will depend upon, among other things, the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's real estate investments and the Company's dividend yield compared to that of other debt and equity securities.

Federal Income Taxation. The Operating Partnership is taxed as a partnership for federal income tax purposes. Accordingly, each Unitholder includes on his individual income tax return as income, gain, deduction or loss his distributive share of the Operating Partnership's items of income, gain, deduction or loss, determined as if the Unitholder realized such items directly from the source from which realized by the Operating Partnership or incurred such items in the same manner incurred by the Operating Partnership. Distributions by the Operating Partnership to a Unitholder are generally not taxable to the Unitholder unless they exceed the Unitholder's basis in his OP Units. Special limitations, such as the passive activity loss rules, may limit a Unitholder's ability to use his share of the Operating Partnership's losses and deductions to offset income from other sources. Income and gain from the Operating Partnership, however, should be characterized as passive activity income and may be offset by losses and deductions from other passive activities in which a Unitholder holds an interest.

The Company is a corporation taxed as a REIT. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations.

As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of political subdivision thereof, or
(iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the stockholder.
In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

The rules governing U.S. federal income taxation of tax-exempt entities, nonresident alien individuals, foreign corporations, foreign partnerships or other foreign entities with regard to their investments in U.S. partnerships and in REITs are complex, and no attempt is made here to summarize such rules. TAX-EXEMPT AND FOREIGN UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

State and Local Taxation. In general, the differences between the state and local tax treatments of Unitholders in the Operating Partnership and Stockholders in the Company will be similar to the differences between the federal income tax treatments of Unitholders and stockholders. Variations in state and local tax laws, are, however, impossible to summarize here. EACH UNITHOLDER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC DIFFERENCES IN STATE AND LOCAL TAX TREATMENTS OF OP UNITHOLDERS AND STOCKHOLDERS.

                       FEDERAL INCOME TAX CONSIDERATIONS

The Company operates in such a manner so as to meet the Code requirements for qualification as a REIT for federal income tax purposes. However, no assurance can be given that such requirements will be met or that the Company will be so qualified at any time. Based on various assumptions relating to the organization and operation of the Company and the Operating Partnership and representations made by the Company and the Operating Partnership as to certain factual matters, including matters related to the organization and operation of the Company, the Operating Partnership and the Subsidiary Partnerships, in the opinion of Counsel, Battle Fowler LLP, the Company qualifies to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1996 and the Operating Partnership and the Subsidiary Partnerships will be treated as partnerships for federal income tax purposes. Counsel will not review the Company's operating results and no assurance can be given that the Company's actual operating results will meet the REIT requirements on a continuing basis.

The opinions described herein represent Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. The Company does not intend to apply for a ruling from the IRS that it qualifies as a REIT.

The following summary includes a discussion of the material federal income tax considerations associated with an investment in the Common Stock being sold in the Offering. The summary should not be construed as tax advice. The provisions governing treatment as a REIT are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his personal circumstances and it does not deal with particular types of stockholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions or broker-dealers, and (with the exception of the general discussion below) foreign corporations and persons who are not citizens or residents of the United States.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Requirements for Qualification as a REIT

In General. Under the Code, a trust, corporation or unincorporated association meeting certain requirements (see "--Structural Requirements") may elect to be treated as a REIT for purposes of federal income taxation. If a valid election is made, then, subject to certain conditions, the Company's income which is distributed to its stockholders generally will be taxed to such stockholders without being subject to tax at the Company level. This substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles. However, the Company will be taxed at regular corporate rates on any of its income that is not distributed to the stockholders. (See "--Taxation of the Company.") Once made, the election to be taxed as a REIT continues in effect until voluntarily revoked or automatically terminated by the Company's failure to qualify as a REIT for a taxable year. If the Company's election to be treated as a REIT is terminated automatically or is voluntarily revoked, the Company will not be eligible to elect such status until the fifth taxable year after the first taxable year for which the Company's election was terminated. However, in the event such election is terminated automatically, the four-year prohibition on a subsequent election to be taxed as a REIT is not applicable if
(i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) the inclusion of any incorrect information in such return was not due to fraud with intent to evade tax, and (iii) the Company establishes that its failure to meet the requirements was due to reasonable cause and not to willful neglect.

The Company will make an election to be treated as a REIT commencing with its taxable year ending December 31, 1996.

Structural Requirements. To be eligible to be taxed as a REIT, the Company must satisfy certain structural and organizational requirements. Among the requirements are the following: (i) the shares of Common Stock must be transferable, (ii) the shares of Common Stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement"), and (iii) no more than 50% of the value of the outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (the "five or fewer" requirement). The requirements of (ii) and (iii) are not applicable to the first taxable year for which the Company makes an election to be treated as a REIT. However, the Company believes that it has issued a sufficient amount of Common Stock with sufficient diversity of ownership so that requirements (ii) and (iii) are satisfied. The Company expects, and intends to take all necessary measures within its control to ensure, that the beneficial ownership of the Company will at all times be held by 100 or more persons. In addition, the Company's Charter contains certain restrictions on the ownership and transfer of the Company's stock which are designed to help ensure that the Company will be able to satisfy the "five or fewer" requirement. If the Company were to fail to satisfy the "five or fewer" requirement, the Company's status as a REIT would terminate, and the Company would not be able to prevent such termination. See "--Failure to Qualify as a REIT" and "Description of Capital Stock--Restrictions on Transfer."

If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the stock of which is owned by the REIT. For taxable years ending on or before December 31, 1997, the Company must own all of the stock of the corporate subsidiary from the commencement of such corporation's existence. The Company has two wholly owned subsidiary corporations, AGH GP and AGH LP, which are "qualified REIT subsidiaries." Consequently, AGH GP and AGH LP will not be subject to federal corporate income taxation, although they may be subject to state and local taxation. The Company also may have additional corporate subsidiaries in the future.

Income Tests. In order to qualify and to continue to qualify as a REIT for years ending on or before December 31, 1997, the Company must satisfy three income tests for each taxable year. First, at least 75% of the Company's annual gross income (excluding annual gross income from certain sales of property held primarily for sale to customers in the ordinary course of business) must be derived directly or indirectly from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's annual gross income (excluding gross income from certain sales of property held primarily for sale in the ordinary course of business) must be derived directly or indirectly from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, subject to certain exceptions in the year in which the Company is liquidated, (i) short-term gains from sales of stock or securities, (ii) gains from sales of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business and
(iii) gains from the sale or other taxable disposition of real property (including interests in real property and mortgages on real property) held for less than four years (other than from involuntary conversions and foreclosure property) must represent in the aggregate less than 30% of the Company's annual gross income. In applying these tests, because the Company is a partner in the Operating Partnership, which is in turn a partner, either directly or indirectly, in the Subsidiary

Partnerships, the Company will be treated as realizing its proportionate share of the income and loss of these respective partnerships, as well as the character of such income or loss, and other partnership items, as if the Company owned its proportionate share of the assets owned by these partnerships directly. For taxable years beginning on or after January 1, 1998, the third test noted above has been repealed by the enactment of the Taxpayer Relief Act of 1997. Thus, for the Company's taxable years beginning on and after January 1, 1998, the Company no longer is required to satisfy the 30 percent income test.

Substantially all of the income received by the Company is expected to be rental income from the Rents. In order to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, several conditions must be satisfied. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company or an owner of 10% or more of the Company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the Company derives no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by the Company are customarily furnished or rendered in connection with the rental of the real property (i.e., services which are not considered rendered to the occupant of the property). In addition, for taxable years of the Company beginning on or after January 1, 1998, the Company is permitted to receive up to 1% of the gross income of each Hotel from the provision of non-customary services and still treat all other amounts received from such Hotel as "rents from real property." Pursuant to the Participating Leases, the Lessee has leased from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a term of twelve years. The Participating Leases provide that the Lessee will be obligated to pay to the Operating Partnership
(i) the greater of Base Rent or Participating Rent and (ii) Additional Charges. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Hotels. Generally, both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable quarterly, with a yearly adjustment based on actual results.

In order for Base Rent, Participating Rent, and Additional Charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in increases in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities related to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

Battle Fowler LLP is of the opinion that the Participating Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Participating Leases,
(iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Hotels and generally will control how the Hotels are operated and maintained, (iv) the Lessee will bear all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Participating Leases (other than real estate and personal property taxes, casualty insurance and capital improvements (determined in accordance with generally accepted accounting principles)), (v) the Lessee will benefit from any savings in the costs of operating the Hotels during the term of the Participating Leases, (vi) the Lessee will indemnify the Company against all liabilities imposed upon or asserted against the Company during the term of the Participating Leases by reason of, among other things,
(A) accident, injury to or death of persons, or loss of or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (vii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (viii) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels.

Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Battle Fowler LLP with respect to the relationship between the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership and the Subsidiary Partnerships receive from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

As noted above, the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Participating Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Hotel (or interest therein) that the Operating Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property generally will be allocated among real and personal property based on relative fair market values. The Participating Leases provide that the Adjusted Basis Ratio for each Hotel shall not exceed 15%. The Participating Leases further provide that the Lessee will cooperate in good faith and use its best efforts to prevent the Adjusted Basis Ratio for any Hotel from exceeding 15%, which cooperation includes the purchase by Lessee at fair market value of enough personal property at such Hotel so that the Adjusted Basis Ratio for such Hotel is less than 15%. In the event that the amount of personal property relating to certain of the Hotels will result in an Adjusted Basis Ratio in excess of 15% and therefore would cause a portion of the Rents received attributable to such Hotels to not qualify as rents from real property, the Operating Partnership will sell a portion of such personal property relating to such Hotels to the Lessee in exchange for the FF&E Note. In addition, the Participating Leases provide that if future renovations and refurbishments to a Hotel would cause the Adjusted Basis Ratio for such Hotel to exceed 15%, the Operating Partnership and/or a Subsidiary Partnership, if applicable, has the right to sell as much personal property to the Lessee as necessary so that the Adjusted Basis Ratio does not exceed 15% for such Hotel. The interest income derived from the FF&E Note will be qualifying income for the 95% gross income test but not for the 75% gross income test. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. The Company does not expect the Adjusted Basis Ratio for any Hotel to exceed 15% and therefore expects that the portion of rents received attributable to personal property will be treated as rents from real property. However, there can be no assurance that the IRS would not assert that the personal property acquired by the Operating Partnership or a Subsidiary Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, a portion of the rents received under the Participating Leases would not qualify as rents from real property. However, the Company does not expect such an amount, if any, when combined with any other income that is nonqualifying income for purposes of the 95% gross income test, to exceed 5% of the Company's annual gross income, which would cause the Company to lose its status as a REIT.

As noted earlier, in order to be treated as "rents from real property," the Participating Rent must not be based in whole or in part on the income or profits of any person. The Participating Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Participating Leases are entered into,
(ii) are not renegotiated during the term of the Participating Leases in a manner that has the effect of basing Participating Rent on income or profits, and (iii) conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the Participating Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Participating Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Participating Leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, if any, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

As noted above, rent received from a Related Party Tenant does not qualify as "rents from real property." Thus, the Company must not own, actually or constructively, 10% or more of the Lessee. Applicable constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Limited Partners of the Operating Partnership may acquire Common Stock (at the Company's option) by exercising their Exchange Rights. In addition, during the period of the Lessee Distribution Restriction, the Lessee will be required, subject to compliance with applicable securities laws, to purchase annually Common Stock on the open market or, if any such purchase would violate the ownership limitation in the Company's Charter, at the option of the Operating Partnership, OP Units from the Operating Partnership, in an amount equal to the Lessee's cash flow attributable to the Participating Leases for the preceding fiscal year (after establishing a reserve for partner tax distributions). In addition, Messrs. Jorns and Wiles are required to use 50% of the after-tax dividends received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company to purchase annually in the open market shares of Common Stock. The Exchange Agreement provides that the Company may not satisfy an exchanging Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent the delivery of Common Stock upon the exercise of such rights would cause the Company to own, actually or constructively, 10% or more of the ownership interest in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. The Charter likewise prohibits a stockholder of the Company from owning Common Stock that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of the Lessee. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

A fourth requirement noted above for qualification of the Rents as "rents from real property" is that for taxable years ending on or before December 31, 1997, the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Participating Leases are respected as true leases, the Company should satisfy this requirement, because AGHI, pursuant to the Management Agreements, will be performing services to such tenants for the Lessee, which will lease the Hotels from the Operating Partnership. Neither the Company, the Operating Partnership nor any Subsidiary Partnership will furnish or provide any services to a tenant, and none of such entities will contract with any other person to provide any such services. The Company has represented that if the Company decides to render noncustomary services to tenants in the future, it will do so through an independent contractor from which it will not receive any income.

If a portion of the Rents from a particular hotel property does not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. A portion of the Rent paid to the Company by the Lessee will be allocable to the Franchise Licenses. Appraisals obtained by the Company with respect to the Initial Hotels indicate that the Franchise Licenses with respect to the Initial Hotels represent less than 1.0% of the total value of the Company's assets. The Company is currently in the process of obtaining appraisals of the Franchise Licenses with respect to all hotels acquired after the Initial Hotels. Because the Company does not expect the total amount of Rents attributable to personal property plus any other non-qualifying income it receives (including any amounts attributable to the Franchise Licenses) to exceed 5% of its annual gross income, the Company's REIT status should not be affected. If, however, the Rents do not qualify as "rents from real property" because either (i) the Participating Rent is considered based on income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, and for taxable years of the Company beginning on or after January 1, 1998, the Company is deemed to receive income from the provision of such noncustomary services or from managing or operating the Hotels in excess of 1% of all amounts received with respect to such Hotels, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

In addition to the Rents, the Lessee is required to pay to the Operating Partnership Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Changes should qualify as "rents from real property." To the extent, however, that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, Additional Charges would not qualify as "rents from real property," but instead would be treated as interest that qualifies for the 95% gross income test.

Based on the foregoing, the Rents and the Additional Charges should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95% test but not the 75% test).

The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan will be treated as gain from the sale of the secured property.

It is possible that, from time to time, the Company, the Operating Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company, the Operating Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, for taxable years of the Company on December 31, 1997, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Operating Partnership or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

If the sum of the income realized by the Company (whether directly or through its interest in the Operating Partnership or the Subsidiary Partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if the Company's failure to meet such tests was due to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not supplied fraudulently with the intent to evade tax. It is not possible to specify the circumstances under which the Company may be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test. Failure to comply with the 30% gross income test is not excusable; therefore, if the Company fails to meet the requirements of the 30% gross income test for a taxable year ending on or before December 31, 1997, its status as a REIT automatically terminates regardless of the reason for such failure.

Asset Tests.   At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of an issuance of stock or long-term (at least five years) debt of the Company, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those that can satisfy the 75% asset test described in the preceding sentence. Of the investments included in the 25% asset class, the value of any one issuer's securities (excluding shares in qualified REIT subsidiaries such as AGH GP and AGH LP or another REIT and excluding partnership interests such as those in the Operating Partnership and in any Subsidiary Partnerships) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT and excluding partnership interests). The Company has represented that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it will not own any securities that do not satisfy the 25% asset requirement. In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement. See "--Other Tax Considerations--State and Local Taxes."

Annual Distribution Requirements.   In order to qualify as a REIT, the Company
must distribute to the holders of shares of Common Stock an amount at least equal to (A) the sum of 95% of (i) the Company's "real estate investment trust taxable income" (computed without regard to the deduction for dividends paid and excluding any net capital gain) plus (ii) the excess of the net income, if any, from foreclosure property over the tax on such income, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable (plus, for taxable years beginning on or after January 1, 1998, income from cancellation of indebtedness, original issue discount and coupon interest) over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution date after such declaration. The amount distributed must not be preferential--i.e., each holder of shares of Common Stock must receive the same distribution per share. A REIT may have more than one class of stock, as long as distributions within each class are pro rata and non-preferential. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities or nontaxable persons, as discussed below) in the year in which paid, even though such distributions reduce the Company's taxable income for the year in which declared. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed below, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements.

The Company expects, and intends to take measures within its control, to make quarterly distributions to the holders of shares of Common Stock in an amount sufficient to satisfy the requirements of the annual distribution test. In this regard, the Partnership Agreement authorizes AGH GP, as general partner, to take such steps as are necessary to distribute to the partners of the Operating Partnership an amount sufficient to permit the Company to meet the annual distribution requirements. However, it is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures exceeds the amount of noncash deductions, such as depreciation. In the event that such timing differences occur, the Company may find it necessary to cause the

Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement, or attempt to declare a consent dividend, which is a hypothetical distribution to holders of shares of Common Stock out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with dividends actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their shares of Common Stock by the amount of the taxable income recognized.

If the Company fails to meet the 95% distribution test due to an adjustment to the Company's income by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company also would be required to pay interest plus a penalty to the IRS. However, a deficiency dividend cannot be used to meet the 95% distribution test if the failure to meet such test was due to the Company's failure to distribute sufficient amounts to the holders of shares of Common Stock.

In addition, if the IRS successfully challenged the Company's deduction of all or a portion of the salary and bonus it pays to officers who are also holders of shares of Common Stock, such payments could be recharacterized as dividend distributions to such employees in their capacity as stockholders. If such distributions were viewed as preferential distributions, they would not count toward the 95% distribution test.

Failure to Qualify as a REIT

The Company's treatment as a REIT for federal income tax purposes will be terminated automatically if the Company fails to meet the requirements described above and any available relief provisions do not apply. In such event, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to holders of shares of Common Stock will not be deductible by the Company. All distributions to holders of shares of Common Stock will be taxable as ordinary income to the extent of current and accumulated earnings and profits of the Company and distributions in excess thereof will be treated first as a tax free return of capital (to the extent of a holder's tax basis in his shares of Common Stock) and then as gain realized from the sale of shares of Common Stock. Corporate stockholders will be eligible for the dividends received deduction to the extent that distributions are made out of earnings and profits. As noted above, the Company will not be eligible to elect REIT status again until the beginning of the fifth taxable year after the year during which the Company's qualification was terminated, unless the Company meets certain relief requirements. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting corporate income taxes.

Taxation of the Company

In General.   For any taxable year in which the Company qualifies as a REIT, it will generally not be subject to federal income tax on that portion of its REIT taxable income which is distributed to stockholders (except income or gain with respect to foreclosure property, which will be taxed at the highest corporate rate--currently 35%). If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all its income, whether or not distributed to holders of shares of Common Stock. Even if it qualifies as a REIT, the Company will be taxed on the portion of its REIT taxable income which it does not distribute to the holders of shares of Common Stock, such as taxable income retained as reserves.

100 Percent Tax.   The Company will be subject to a 100% tax on (i) the greater of the net income attributable to the amount by which it fails the 75% income test or the 95% income test; and (ii) any net income derived from a "prohibited transaction" (i.e., the sale of "dealer" property by the Company). The imposition of any such tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock.

A "dealer" is one who holds property primarily for sale to customers in the ordinary course of its trade or business. All inventory required in the operation of the Hotels will be owned by the Lessee under the terms of the Participating Leases. Accordingly, the Company believes no asset owned by the Company, the Operating Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Operating Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business. Because a determination of "dealer status" is necessarily dependent upon facts which will occur in the future, Counsel cannot render an opinion on this issue.

Tax on Net Income from Foreclosure Property.   The Company will be subject to a
tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company as a result of a foreclosure proceeding or by otherwise reducing such property to ownership by agreement or process of law. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Participating Lease for a Hotel, the Company terminates the Participating Lease, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests and, thus, the Company would fail to qualify as a REIT. However, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it may be possible for the Hotel to cease to be foreclosure property two years after such foreclosure, (which period could be extended an additional four years).

Alternative Minimum Tax.   The Company will be subject to the alternative
minimum tax on undistributed items of tax preference allocable to it. Code
Section 59(d) authorizes the Treasury to issue regulations allocating items of tax preference between a REIT and its stockholders. Such regulations have not yet been issued; however, the Company does not anticipate any significant items of tax preference.

Excise Tax.   In addition to the tax on any undistributed income, the Company would also be subject to a 4% excise tax on the amount if any by which (i) the sum of (A) 85% of its REIT taxable income for a calendar year, (B) 95% of any net capital gain for such year and (C) any undistributed amounts (for purpose of avoiding this excise tax) from prior years, exceeds (ii) the amount actually distributed by the Company to holders of shares of Common Stock during the calendar year (or declared as a dividend during the calendar year, if distributed during the following January) as ordinary income dividends. The imposition of any excise tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock. The Company intends to take all necessary measures within its control to avoid imposition of the excise tax.

Tax on Built-In Gain of Certain Assets.   If a C corporation elects to be taxed
as a REIT, or if assets of a C corporation are transferred to a REIT in a transaction in which the REIT has a carryover basis in the assets acquired, such C corporation generally will be treated as if it sold all of its assets to such REIT at their respective fair market values and liquidated immediately thereafter, recognizing and paying tax on all gain. However, under such circumstances under present law, the REIT is permitted to make an election under which the C corporation will not recognize gain and instead the REIT will be required to recognize gain and pay any tax thereon only if it disposes of such assets during the subsequent 10-year period (the "10-Year Rule"). The Company intends to make the appropriate election to obtain the above-described tax consequences. Thus, if the Company acquires any asset from a C corporation as a result of a merger or other nontaxable exchange, and the Company recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then such gain will be subject to tax at the highest regular corporate rate to the extent the Built-In Gain (the excess of (a) the fair market value of such asset as of the date of acquisition over (b) the Company's adjusted basis in such asset as of such date) on the sale of such asset exceeds any Built-In Loss arising from the disposition during the same taxable year of any other assets acquired in the same transaction, where Built-In Loss equals the excess of (x) the Company's adjusted basis in such other assets as of the date of acquisition over (y) the fair market value of such other assets as of such date.

Taxation of Stockholders

Taxable U.S. Stockholders

Dividend Income.   Distributions from the Company (other than distributions
designated as capital gains dividends) will be taxable to holders of shares of Common Stock which are not tax-exempt entities as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Distributions from the Company which are designated (by notice to stockholders within 30 days after the close of the Company's tax year or with its annual report) as capital gains dividends by the Company will be taxed as long-term capital gains to taxable holders of shares of Common Stock to the extent that they do not exceed the Company's actual net capital gain for the taxable year. Holders of shares of Common Stock that are corporations may be required to treat up to 20% of any such capital gains dividends as ordinary income. Such distributions, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations.

Distributions from the Company to holders which are not designated as capital gains dividends and which are in excess of the Company's current and accumulated earnings and profits are treated as a return of capital to such holders and reduce the tax basis of a holder's shares of Common Stock (but not below zero). Any such distribution in excess of the tax basis is taxable to any such holder that is not a tax-exempt entity as gain realized from the sale of the shares of Common Stock, taxable as described below.

The declaration by the Company of a consent dividend would result in taxable income to consenting holders of shares of Common Stock (other than tax-exempt entities) without any corresponding cash distributions. See "--Requirements for Qualification as a REIT--Annual Distribution Requirements."

Portfolio Income.   Dividends paid to holders of shares of Common Stock will be treated as portfolio income. Such income therefore will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

No Flow-Through of Losses.   Holders of shares of Common Stock will not be
permitted to deduct any net operating losses or capital losses of the Company.

Sale of Shares.   A holder of shares of Common Stock who sells shares will
recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares. Gain or loss recognized by a holder of shares of Common Stock who is not a dealer in securities and whose shares have been held for more than one year will generally be taxable as long-term capital gain or loss.

Back-up Withholding.   Distributions from the Company will ordinarily not be
subject to withholding of federal income taxes, except as discussed under "Foreign Stockholders." Withholding of income tax at a rate of 31% may be required, however, by reason of a failure of a holder of shares of Common Stock to supply the Company or its agent with the holder's taxpayer identification number. Such "backup" withholding also may apply to a holder of shares of Common Stock who is otherwise exempt from backup withholding (including a nonresident alien of the United States and, generally, a foreign entity) if such holder fails to properly document his status as an exempt recipient of distributions. Each holder will therefore be asked to provide and certify his correct taxpayer identification number or to certify that he is an exempt recipient.

Tax-Exempt Stockholders

Non-taxability of Dividend Income.   In general, a holder of shares of Common
Stock which is a tax-exempt entity will not be subject to tax on distributions from the Company. The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Thus, distributions paid to a holder of shares of Common Stock which is a tax-exempt entity and gain on the sale of shares of Common Stock by a tax-exempt entity (other than those tax-exempt entities described below) will not be treated as UBTI, even if the Company incurs indebtedness in connection with the acquisition of real property (through its percentage ownership of the Operating Partnership and the Subsidiary Partnerships) provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock of the Company.

For tax-exempt entities which are social clubs, voluntary employee beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look through exception"). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock--Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) a single qualified trust held more than 25% by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10% by value, held in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%. Because the Company expects the shares of Common Stock to be widely held, this provision should not result in UBTI to any tax-exempt entity.

Foreign Stockholders

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign estates and foreign trusts (collectively, "Foreign Investors") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Foreign Investors should consult their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

Foreign Investors which are not engaged in the conduct of a business in the United States and who purchase shares of Common Stock will generally not be considered as engaged in the conduct of a trade or business in the United States by reason of ownership of such shares. The taxation of distributions by the Company to Foreign Investors will depend upon whether such distributions are attributable to operating income or are attributable to sales or exchanges by the Company of its United States Real Property Interests ("USRPIs"). USRPIs are generally direct interests in real property located in the United States and interests in domestic corporations in which the fair market value of its USRPIs exceeds a certain percentage.

The Company anticipates that a substantial portion of the distributions to holders of shares of Common Stock will be attributable to receipt of Rent by the Company. To the extent that such distributions do not exceed the current or accumulated earnings and profits of the Company, they will be treated as dividends and will be subject to a withholding tax equal to 30% of the gross amount of the dividend, which tax will be withheld and remitted to the IRS by the Company. Such 30% rate may be reduced by United States income tax treaties in effect with the country of residence of the Foreign Investor; however, a Foreign Investor must furnish a completed IRS Form 1001 to the Company to secure such a reduction. Distributions in excess of the Company's earnings and profits will be treated as a nontaxable return of capital to a Foreign Investor to the extent of the basis of his shares of Common Stock, and any excess amount will be treated as an amount received in exchange for the sale of his shares of Common Stock and treated under the rules described below for the sale of Common Stock.

Distributions which are attributable to net capital gains realized from the disposition of USRPIs (i.e., the Hotels) by the Company will be taxed as though the Foreign Investors were engaged in a trade or business in the United States and the distributions were gains effectively connected with such trade or business. Thus, a Foreign Investor would be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the graduated rates applicable to United States citizens or residents. For both individuals and corporations, the Company must withhold a tax equal to 35% of all dividends that could be designated by the Company as capital gain dividends. To the extent that such withholding exceeds the actual tax owed by the Foreign Investor, a Foreign Investor may claim a refund from the IRS.

The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of USRPIs. A domestic person (a "nominee") who holds shares of Common Stock on behalf of a Foreign Investor will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

It is anticipated that the shares owned directly or indirectly by Foreign Investors will be less than 50% in value of the shares of Common Stock and therefore the Company will be a "domestically controlled REIT." Accordingly, shares of Common Stock held by Foreign Investors in the United States will not be considered

USRPIs and gains on sales of such shares will not be taxed to such Foreign Investors as long as the seller is not otherwise considered to be engaged in a trade or business in the United States. (The same rule applies to gains attributable to distributions in excess of the Foreign Investor's cost for its shares, discussed above.) Similarly, a foreign corporation not otherwise subject to United States tax which distributes shares of Common Stock to its stockholders will not be taxed under this rule.

The IRS is authorized to impose annual reporting requirements on certain United States and foreign persons directly holding USRPIs. The required reports are in addition to any necessary income tax returns, and do not displace existing reporting requirements imposed on Foreign Investors by the Agricultural Foreign Investment Disclosure Act of 1978 and the International Investment Survey Act of 1976. As of the date of this Prospectus, the IRS has not exercised its authority to impose reporting under this provision. Furthermore, because shares in a domestically controlled REIT do not constitute a USRPI, such reporting requirements are not expected to apply to a Foreign Investor in the Company. However, the Company is required to file an information return with the IRS setting forth the name, address and taxpayer identification number of the payee of distributions from the Company (whether the payee is a nominee or is the actual beneficial owner).

Statement of Stock Ownership

The Company is required to demand annual written statements from the record holders of designated percentages of its shares of Common Stock disclosing the actual owners of the shares of Common Stock. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such shares of Common Stock and a list of those persons failing or refusing to comply with such demand.

Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership.   A substantial portion the Company's real
estate investments will be made through the Operating Partnership and the Subsidiary Partnerships, certain of which will hold interests in other partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Instead, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax thereon, without regard to whether the partners receive cash distributions from the partnership. The Company will be entitled to include in its REIT taxable income its distributive share of the income of any partnership (including the Operating Partnership) in which it has an interest and to deduct its distributive share of the losses of any partnership (including the Operating Partnership) in which it has an interest only if each such partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

Under recently issued regulations ("check the box regulations"), an organization with two or more members will be classified as a partnership on or after January 1, 1997 unless it elects to be treated as an association (and therefore taxable as a corporation) or falls within one of several specific provisions which define a corporation. For entities which were in existence prior to January 1, 1997 (such as the Operating Partnership and the Subsidiary Partnerships), the claimed classification by the entity will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification under the law prior to January 1, 1997; (ii) the entity and all members thereof recognized the federal tax consequence of any change in the entity's classification within the sixty (60) months prior to January 1, 1997; and (iii) neither the entity nor any member was notified in writing on or before May 8, 1996 that the classification of the entity was under examination (in which case the entity's classification would be determined in the examination). An exception to partnership classification under the "check the box regulations" exists for a "publicly traded partnership" (i.e., a partnership in which interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless at least 90% of the gross income of such partnership, for each taxable year the partnership is a publicly traded partnership, consists of "qualifying income." "Qualifying income" includes income from real property rents, gain from the sale or other disposition of real property, interest and dividends.

The IRS has issued final regulations providing limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not required to be registered under the Securities Act and
(ii) the partnership does not have more than 100 partners at any time during the taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation (a "flow-through entity"), but only if (a) substantially all the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership, and (b) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation).

All of the partnership interests in the Operating Partnership and the Subsidiary Partnerships have been issued in transactions that are not required to be registered under the Securities Act. In addition, the Operating Partnership and the Subsidiary Partnerships do not have more than 100 partners (even taking into account indirect ownership of such partnerships through partnerships, grantor trusts, and S corporations). Thus, the Operating Partnership and each Subsidiary Partnership should satisfy the Private Placement Exclusion.

None of the Operating Partnership and the Subsidiary Partnerships has requested and none intends to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, Battle Fowler LLP has delivered its opinion that, based on the provisions of the partnership agreement of the Operating Partnership and each Subsidiary Partnership, certain factual assumptions, and certain representations described in the opinion, the Operating Partnership and each Subsidiary Partnership pursuant to the provisions of the "check the box regulations" as well as the law prior to January 1, 1997 will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and each Subsidiary Partnership as partnerships for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership and each Subsidiary Partnership would be treated as corporations for federal income tax purposes, as described below. In addition, the opinion of Battle Fowler LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason any partnership in which the Company has an interest was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company likely would not be able to satisfy the asset requirements for REIT status. See "--Requirements for Qualification as a REIT--Asset Tests." In addition, any change in the partnership status of such entities for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distribution. See "--Income Taxation of the Operating Partnership and Its Partners--Basis in Operating Partnership Interest." Further, items of income and deduction of such partnerships would not pass through to its partners (including the Company), and such partners would be treated as stockholders for tax purposes. The partnerships in which the Company has an interest would be required to pay income tax at corporate tax rates on their net income, and distributions to their partners would constitute dividends that would not be deductible in computing the relevant entities' taxable income.

Under a regulatory "anti-abuse" rule (the "Anti-Abuse Rule"), the IRS may (i) recast a transaction involving the use of a partnership to reflect the underlying economic arrangement under the partnership provisions of the Code (the "Partnership Provisions"), or (ii) prevent the use of a partnership to circumvent the intended purpose of a Code provision. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the exchange rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

Income Taxation of the Operating Partnership and Its Partners

Operating Partnership Allocations.   As noted above, the Company must include in
its REIT taxable income its distributive share of the income and losses of any partnership in which it has an interest. Although the provisions of a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not have "substantial economic effect" or otherwise do not comply with the provisions of Section 704(b) of the Code and Treasury Regulations.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners in respect of such item. The allocations of taxable income and loss of partnerships in which the Company has an interest are intended to comply with the requirements of Section 704(b) of the Code and Treasury Regulations.

Basis in Operating Partnership Interest.   The Company's adjusted tax basis in
each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the fair market value of any property distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.

If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently one year).

Depreciation Deductions Available to the Operating Partnership. The Company will allocate the cash purchase price of newly acquired hotels among land, building and personal property and will claim depreciation deductions based on prescribed tax depreciation rates.

Other Tax Considerations

State and Local Taxes.   The tax treatment of the Company and holders of shares
of Common Stock in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, only a very limited discussion of state taxation of the Company, the shares of Common Stock or the holders of shares of Common Stock is provided herein, and no representation is made as to the tax status of the Company (other than with respect to the Texas franchise tax, as discussed below), the shares of Common Stock or the holders of shares of Common Stock in such states. However, holders of shares of Common Stock should note that certain states impose a withholding obligation on partnerships carrying on a trade or business in a state having partners who are not resident in such state. The Partnership Agreement contains a provision which permits the Operating Partnership to withhold a portion of a non-resident partner's distribution (e.g., a distribution to the Company) and to pay such withheld amount to the taxing state as agent for the non-resident partner. Most (but not all) states follow the Code in their taxation of REITs. In such states, the Company should generally not be liable for tax and should be able to file a claim for refund and obtain any withheld amount from the taxing state. However, due to the time value of money, the requirement of the Operating Partnership to withhold on distributions to the Company will reduce the yield on an investment in shares of Common Stock. Each holder of shares of Common Stock should consult his own tax advisor as to the status of the shares of Common Stock under the respective state tax laws applicable to him. In particular, Texas imposes a franchise tax upon corporations that do business in Texas. The Company is organized as a Maryland corporation and has an office in Texas. AGH LP is organized as a Nevada corporation and will not have any contacts with Texas other than ownership of its limited partnership interest in the Operating Partnership. The Operating Partnership is registered in Texas as a foreign limited partnership qualified to transact business in Texas.

The Texas franchise tax is imposed on a corporation doing business in Texas with respect to the corporation's net "taxable capital" (generally, financial accounting net worth, with certain adjustments) and its net "taxable earned surplus" (generally, a corporation's federal taxable income, with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based on a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas, and the denominator of which is the corporation's gross receipts from its entire business, with the amount and timing of such gross receipts being generally determined in accordance with generally accepted accounting principles (in the case of "taxable capital") and the Code (in the case of taxable earned surplus). For purposes of determining the source of gross receipts, dividends and interest received by a corporation are generally apportioned based upon the state of incorporation of a corporate payor or a corporate debtor, respectively. A similar rule applies to receipts by a corporation from a limited liability company. Thus, interest and dividends received by a corporation from another corporation or distributions and interest received by a corporation from a limited liability company will not be treated as gross receipts from business transacted in Texas unless the payor is incorporated or organized, respectively, in Texas. To calculate the tax on net taxable capital, receipts reflecting the corporation's share of net profits from a partnership are apportioned to Texas if the partnership's principal place of business (the location of its day-to-day operations) is in Texas; however, if the corporation's share of the gross receipts from the partnership is treated as revenue of the corporation under generally accepted accounting principles, then the receipts of the partnership are apportioned based on normal apportionment rules as if the receipts were received directly by the corporation. For purposes of the tax on net taxable earned surplus, receipts are apportioned as though the corporation directly received the receipts from the underlying activities of the partnership. The franchise tax on "net taxable capital" ("taxable capital" apportioned to Texas) is imposed at the rate of .25% of a corporation's net taxable capital. The franchise tax rate on "net taxable earned surplus" ("taxable earned surplus" apportioned to Texas) is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. In addition, with respect to REITs organized as corporations, the Comptroller of Public Accounts (the "Comptroller") has taken the position administratively that the tax on net taxable earned surplus is determined based upon the income of such corporation prior to reduction for the dividends-paid deduction available to REITs. Any Texas franchise tax that the Company is required to pay will reduce the Cash Available for Distribution by the Company to its stockholders.

The Comptroller has issued a rule providing that a corporation is not considered to be doing business in Texas for purposes of the Texas franchise tax imposed on net taxable capital solely by virtue of its ownership of an interest as a limited partner in a limited partnership that does business in Texas. The same rule provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. A parallel rule for purposes of the tax on net taxable earned surplus, by negative implication, incorporates the taxable capital nexus standards, including the limited partner exception. The Comptroller has verified these results in private determinations. The Comptroller also has expressed informally its view that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

In accordance with these pronouncements by the Comptroller, AGH GP will be treated as doing business in Texas because it will be the general partner of the Operating Partnership, and the Operating Partnership will be doing business in Texas. Accordingly, AGH GP will be subject to the Texas franchise tax. The Company will be treated as doing business in Texas because it will have an office in Texas. Accordingly, the Company will be subject to the Texas franchise tax. However, the Company anticipates that its only source of gross receipts for Texas franchise tax purposes will be dividends from its two wholly owned qualified REIT subsidiaries, AGH GP and AGH LP, which are both Nevada corporations. Since dividends are sourced to the state of incorporation of a corporate payor for gross receipts apportionment purposes (although dividends received from another member of a consolidated group are not taken into account as a gross receipt or earned surplus for purposes of computing the franchise tax on net taxable earned surplus), the Company does not anticipate that any significant portion of its "taxable capital" or "taxable earned surplus" will be apportioned to Texas. As a result, the Company's Texas franchise tax liability is not expected to be substantial. Further, based on the pronouncements by the Comptroller, AGH LP will not be treated as doing business in Texas merely as a result of its status as a limited partner of the Operating Partnership. As long as AGH LP is not otherwise doing business in Texas, AGH LP should not be subject to the Texas franchise tax. Finally, two limited liability companies that have been formed to be general partners of the Subsidiary Partnerships likewise will be subject to the Texas franchise tax under the foregoing rules because they are treated like corporations for Texas franchise tax purposes and they have taxable nexus with Texas by virtue of being general partners in two Subsidiary Partnerships that own real property in Texas. However, since these limited liability companies only own 1.0% general partnership interests, the Texas franchise tax due from these entities will not be substantial. Two other limited liability companies have been formed, one of which will own a hotel located outside of Texas and the other of which will be the general partner in a limited partnership owning a hotel located outside of Texas. Thus, while these limited liability companies will be conducting activities that will create taxable nexus with Texas, these companies will generate all of their gross receipts from non-Texas sources and thus will not be required to pay a material amount of Texas franchise tax.

The Company has received a private determination from the Comptroller that verifies the foregoing Texas franchise tax consequences of this structure. There can be no assurance, however, that the Comptroller will not revoke the pronouncements upon which that determination is based. In addition, that determination will not be binding upon the Comptroller to the extent the Company or its subsidiaries fail to comply with the factual representations set forth in the determination.

The Operating Partnership and the Subsidiary Partnerships (other than the Subsidiary Partnership organized as a limited liability company) will not be subject to the Texas franchise tax under the laws in existence as of the date of this Prospectus. There can be no assurance, however, that the Texas legislature will not in the future expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership and the Subsidiary Partnerships organized as limited partnerships under state law.

Coopers & Lybrand L.L.P., special tax consultant to the Company ("Special Tax Consultant"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that it accurately summarizes the Texas franchise tax matters expressly described herein. The Special Tax Consultant expresses no opinion on any other federal or state tax considerations affecting the Company or a holder of Common Stock, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

Possible Legislative or Other Actions Affecting Tax Consequences; Possible Adverse Tax Legislation. The taxpayer Relief Act of 1997 (the "1997 Act") was signed into law on August 5, 1997. The Act contains many provisions which generally make it easier for entities to operate and to continue to qualify as a REIT for taxable years beginning on or after January 1, 1998. Nevertheless, prospective stockholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under legislative and administrative review, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

Current Texas franchise tax law applies only to corporations and limited liability companies. Thus, partnerships engaged in business in Texas, including the Subsidiary Partnerships that own property in Texas, presently are not subject to the Texas franchise tax. The corporate general partners in those partnerships, however, are subject to the Texas franchise tax. It is expected that Texas legislators and/or the Comptroller will propose or recommend, as the case may be, statutory amendments subjecting all comparable limited partners to the franchise tax or expanding the application of the Texas franchise tax to include certain non-corporate businesses, specifically including partnerships, in the franchise tax base. It cannot be predicted whether such proposals will be adopted by the legislature. If such proposals are enacted, AGH LP and/or Subsidiary Partnerships that own property in Texas would be subjected to the then applicable Texas franchise tax.

                                USE OF PROCEEDS

The Registering Stockholders will receive all of the proceeds from the sale of the Exchanged Shares and the Restricted Stock offered hereby. The Company will not receive any proceeds from the sale of such shares of Common Stock.

                           REGISTERING STOCKHOLDERS

As described elsewhere herein, the Registering Stockholders are persons who either (i) have received or may receive Exchanged Shares in exchange for OP Units or (ii) have already received shares of Restricted Stock of the Company. The Table below sets forth, as of August 31, 1997, certain information regarding the beneficial ownership of the shares of Common Stock by each Registering Stockholder prior to this offering and adjusted to give effect to the sale of all the shares of Common Stock offered hereby. As the Registering Stockholders may sell all, some or none of the Exchanged Shares or Restricted Stock that are to be offered hereby, no estimate can be made of the aggregate number of shares of Common Stock offered hereby, or the aggregate number of shares of Common Stock that will be owned by each Registering Stockholder upon completion of the offering to which this Prospectus relates. Except as otherwise noted below, none of the Registering Stockholders has, within the past three years, had any position, office or other material relationship with the Company.

The Exchanged Shares and Restricted Stock offered by this Prospectus may be offered from time to time by the Registering Stockholders named below or by pledgees, donees, transferees or other successors in interest thereto:

                                                                                Number of Shares
                                                  Shares                             to Be
                                               Beneficially    Maximum Number     Beneficially     Percentage to Be
                                               Owned Prior    of Shares Which        Owned           Beneficially
                                                 to this        May Be Sold        After this      Owned After this
                    Name                       Offering(1)       Hereunder         Offering(2)        Offering(2)
--------------------------------------------   ------------   ----------------  ----------------   ----------------
Holders of Exchanged Shares:
3005 Hotel Associates, Ltd.                        31,430          31,430               0                  *
Jackson-Shaw Partners No. 51, Ltd.                 28,933          28,933               0                  *
3100 Hotel Associates, L.P.                        24,321          24,321               0                  *
Virtual Hospitality, Inc. (3)                       6,229           6,229               0                  *
James E. Sowell (4)                               112,358         112,358               0                  *
Lewis W. Shaw, II (5)                              71,800          71,800               0                  *
Kenneth W. Shaw (6)                                70,687          70,687               0                  *
Monica Jorns (7)                                   19,104          19,104               0                  *
Steven D. Jorns (8)                               235,208 (9)      52,696           182,512                *
Bruce G. Wiles (10)                                76,999 (11)     21,286            55,713                *
Kenneth E. Barr (12)                               36,779 (13)     10,000            26,779                *
3860 Investors Joint Venture                       21,556          21,556               0                  *
Jim Sowell Construction Co., Inc.                  89,778          89,778               0                  *
John D. Gourley                                     6,731           6,731               0                  *
Louis E. Capt                                      29,767          28,741             1,026                *
Richard O. Jacobson                                43,112          43,112               0                  *
Thomas J. Corcoran, Jr. (14)                       48,112          43,112             5,000                *
Hervey A. Feldman (15)                             21,556          21,556               0                  *
Jerry Jacob                                        10,059          10,059               0                  *
Pin Nien Hwang                                      7,185           7,185               0                  *
Thomas L. Wiese                                     3,593           3,593               0                  *

                                                  Shares
                                               Beneficially    Maximum Number   Number of Shares   Percentage to Be
                                               Owned Prior    of Shares Which      to Be Owned       Beneficially
                                                 to this        May Be Sold        After this      Owned After this
                    Name                       Offering(1)       Hereunder         Offering(2)        Offering(2)
--------------------------------------------   ------------   ----------------  ----------------   ----------------
Steven L. Cobb                                      3,593           3,593               0                  *
Richard and Barbara Hess                            8,207           8,207               0                  *
DFW South Acquisition Corporation                 115,683         115,683               0                  *
Corporate Property Associates 4, a                427,008         427,008               0                  *
California Limited Partnership
Corporate Property Associates 8, L.P.             493,664         493,664               0                  *
Craig Stark, Inc.                                 100,257         100,257               0                  *
Devlo, Inc.                                        24,317          24,317               0                  *
Holders of Restricted Stock:
American General Hospitality, Inc.                137,008         137,008               0                  *
  Retirement Savings Plan
Richard C. Kessler                                 25,397          25,397               0                  *
WHC Franchise Corporation                        112, 969         112,969               0                  *

--------------------
(*) Less than 1%

(1) Beneficial ownership as of August 31, 1997, based upon information provided by the respective Registering Stockholders. Unless otherwise noted in the following footnotes, the Exchanged Shares and/or Restricted Stock set forth in this column with respect to a particular Registering Stockholder have not been attributed to the shareholders, limited partners or general partners of such Registering Stockholders.

(2) Assumes sale of all shares of Common Stock registered hereunder, although Registering Stockholders are under no obligation known to the Company to sell any shares of Common Stock at this time.

(3) Virtual Hospitality, Inc. is a limited partner in 3005 Hotel Associates, L.P. and in 3100 Hotel Associates, Ltd.

(4) James E. Sowell controls all of the voting stock of Jim Sowell Construction Co., Inc. and controls the general partner of Jackson-Shaw Partners No. 51, Ltd. James E. Sowell is a shareholder in Virtual Hospitality, Inc., a general partner in 3860 Investors Joint Venture and a limited partner in 3100 Hotel Associates, L.P.

(5) Lewis W. Shaw, II is a limited partner in 3005 Hotel Associates, Ltd. and 3100 Hotel Associates, L.P., a general partner in 3860 Investors Joint Venture and a shareholder in Virtual Hospitality, Inc.

(6) Kenneth W. Shaw is a limited partner in 3005 Hotel Associates, Ltd. and 3100 Hotel Associates, L.P. and a shareholder in Virtual Hospitality, Inc.

(7) Monica Jorns is the wife of Steven D. Jorns. Steven D. Jorns disclaims beneficial ownership of the Exchanged Shares that may be issued to Mrs. Jorns in exchange for the OP Units held by her.

(8) Steven D. Jorns, who is the Chairman of the Board, Chief Executive Officer and President of the Company, is also a limited partner in 3100 Hotel Associates, L.P., a general partner in 3860 Investors Joint Venture, a shareholder in Virtual Hospitality, Inc. and a participant in the American General Hospitality, Inc.'s Retirement Savings Plan (the "Plan").

(9) Includes 3,811, 3,412, 1,123 and 9,295 Exchanged Shares that may be issued in exchange for OP Units held by 3100 Hotel Associates, L.P., 3860 Investors Joint Venture, Virtual Hospitality, Inc. and 3005 Hotel Associates, Ltd., respectively, and attributable to Mr. Jorns; 2,167 shares of Restricted Stock held by the Plan and attributable to Mr. Jorns; and 19,104 Exchanged Shares that may be issued in exchange for OP Units held by Monica Jorns, Mr. Jorns' wife, with respect to which Mr. Jorns disclaims beneficial ownership.

(10) Bruce G. Wiles, who is an Executive Vice President of the Company, is also a limited partner in 3100 Hotel Associates, L.P. and 3005 Hotel Associates, Ltd., a general partner in 3860 Investors Joint Venture, a shareholder in Virtual Hospitality Inc. and a participant in the Plan.

(11) Includes 1,203, 2,924, 1,079, and 355 Exchanged Shares that may be issued in exchange for OP Units held by 3100 Hotel Associates, L.P., 3005 Hotel Associates, Ltd., 3860 Investors Joint Venture and Virtual Hospitality, Inc., respectively, and attributable to Mr. Wiles; and 2,352 shares of Restricted Stock held by the Plan and attributable to Mr. Wiles.

(12) Kenneth E. Barr is the Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer of the Company.
     Mr. Barr is a participant in the Plan.

(13) Includes 79 shares of Restricted Stock held by the Plan and attributable to Mr. Barr.

(14) Thomas J. Corcoran controls 50% of the voting stock of DFW South Acquisition Corporation.

(15) Hervey A. Feldman controls 50% of all the voting stock of DFW South Acquisition Corporation.

                             PLAN OF DISTRIBUTION


This Prospectus relates to the offer and sale from time to time of the Exchanged Shares and the Restricted Shares by the Registering Stockholders; or by pledgees, donees, transferees or other successors in interest thereto, who have received or may receive Exchanged Shares and/or Restricted Stock without registration. The Registering Stockholders may sell the Exchanged Shares and the Restricted Stock being offered hereby: (i) in ordinary brokerage transactions and in transactions in which brokers solicit purchasers; (ii) in privately negotiated direct sales or sales effected through agents not involving established trading markets; or (iii) through transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part. The Exchanged Shares and the Restricted Stock may be sold at prices and at terms then prevailing or at prices related to the then current market price of the Common Stock on the NYSE or at other negotiated prices. In addition, any of the Exchanged Shares and the Restricted Stock that qualify for sale pursuant to Rule 144 may be sold in transactions complying with such rule, rather than pursuant to this Prospectus.

The Restricted Stock and the Exchanged Shares consist of (i) Common Stock previously issued to Restricted Stockholders in private transactions exempt from the registration requirements of the Securities Act and (ii) Common Stock issued or to be issued to Unitholders upon exchange by the Company of OP Units previously issued to such persons in private transactions exempt from the registration requirements of the Securities Act. If the Company elects to acquire each OP Unit exchanged by it for a share of Common Stock, then its interest in the Operating Partnership will increase.

In the case of sales of the Exchanged Shares and the Restricted Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Registering Stockholders or the purchasers of the Exchanged Shares and the Restricted Stock sold by or through such broker-dealers, or both. The Company has advised the Registering Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended ("Exchange Act") may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between any of the Registering Stockholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus. The Registering Stockholders and any broker-dealer or other agent executing sell orders on behalf of the Registering Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of the shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any Exchanged Shares and the Restricted Stock hereunder.

Pursuant to the terms of the Registering Stockholders registration rights agreements entered into by and among the Company and the Registering Stockholders, the Registering Stockholders will pay their costs and expenses of selling the Exchanged Shares and the Restricted Stock hereunder, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the Exchanged Shares and the Restricted Stock offered hereby, including applicable filing fees, legal and accounting fees and expenses. In addition the Company has agreed to indemnify the Registering Stockholders against certain liabilities, including certain liabilities arising under the Securities Act.

The Registering Stockholders may elect to sell all, a portion or none of the Exchanged Shares and the Restricted Stock offered by them hereunder.

                                    EXPERTS

The Consolidated Financial Statements of American General Hospitality Corporation as of December 31, 1996 and for the period from August 31, 1996 through December 31, 1996 and the related financial statement schedule; the Financial Statements of AGH Leasing, L.P. as of December 31, 1996 and for the period from August 31, 1996 through December 31, 1996 and the Combined Financial Statements of the AGH Predecessor Hotels as of December 30, 1994, December 29, 1995 and August 30, 1996 and for the period from December 30, 1993 through December 31, 1993, each of the two years in the period ended December 29, 1995 and for the period from December 30, 1995 through August 30, 1996 and the related financial statement schedule are incorporated by reference in this Registration Statement by reference to the Company's Annual Report on Form 10-K. independent accountants.

The Combined Financial Statements of the AKL Acquisition Hotels as of and for the year ended December 31, 1995 are incorporated by reference in this Registration Statement by reference to the Company's Report on Form 8-K dated March 17, 1997. The Combined Financial Statements of the MUI Acquisition Hotels as of and for the year ended December 31, 1996 are incorporated by reference in this Registration Statement by reference to the Company's Report on Form 8-K/A dated August 1, 1997.

The above said financial statements have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P.,

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP, New York, New York. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP, New York, New York. The description of Texas franchise tax matters contained in the section of the Prospectus entitled "Federal Income Tax Considerations--Other Tax Considerations," is based on the opinion of Coopers & Lybrand L.L.P., Dallas, Texas. Battle Fowler LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

          Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission, registration fee............................. $17,856.22
Printing and mailing expenses....................................................  10,000.00
Accountant's fees and expenses...................................................   5,000.00
Blue Sky fees and expenses.......................................................   5,000.00
Legal fees.......................................................................  25,000.00
Miscellaneous expenses...........................................................  10,143.78
                                                                                   ---------

              Total.............................................................. $73,000.00
                                                                                  ==========

Item 15.  Indemnification of Directors and Officers

          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

          The Charter of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

          The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

          The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.


Item 16.  Exhibits

4.1  --   Form of Share Certificate (filed as Exhibit 4.1 to the Registrant's
          Registration Statement on Form S-11 (File No. 333-4568) and incorporated herein by reference).

5.1  --   Opinion of Battle Fowler LLP.

8.1  --   Opinion of Battle Fowler LLP as to Tax Matters.

8.2  --   Opinion of Coopers & Lybrand L.L.P. as to Texas Franchise Tax Matters.

23.1 --   Consent of Battle Fowler LLP (included in Exhibits 5.1 and 8.1).

23.2 -- Consent of Coopers & Lybrand L.L.P. as to its opinion on Texas Franchise Tax Matters (included in Exhibit 8.2).

23.3 --   Consent of Coopers & Lybrand L.L.P.

24.1 --   Power of Attorney (included on signature page hereto).


Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on the 22nd day of September, 1997.


                            AMERICAN GENERAL HOSPITALITY CORPORATION a Maryland corporation (Registrant)



                            By:  /s/ Steven D. Jorns
                               -----------------------------------------------
                                 Steven D. Jorns
                                 Chairman of the Board, Chief Executive Officer and President


                               POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Steven
D. Jorns and Kenneth E. Barr and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

               SIGNATURE                          TITLE                            DATE
               ---------                          -----                            ----
/s/ Steven D. Jorns           Chairman of the Board,                          September 22, 1997
-------------------------     Chief Executive Officer,
Steven D. Jorns               President and Director

/s/ Kenneth E. Barr           Executive Vice President, Chief Financial       September 22, 1997
-------------------------     Officer, Secretary, Treasurer and Principal
Kenneth E. Barr               Accounting Officer

/s/ H. Cabot Lodge III        Director                                        September 22, 1997
-------------------------
H. Cabot Lodge III


        SIGNATURE                      TITLE                     DATE
        ---------                      -----                     ----
/s/ James R. Worms            Director                   September 22, 1997
-----------------------
James R. Worms

/s/ James McCurry             Director                   September 22, 1997
-----------------------
James McCurry

/s/ Kent R. Hance             Director                   September 22, 1997
-----------------------
Kent R. Hance